 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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 MICROSEMI CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 14, 2017
AND PROXY STATEMENT

MICROSEMI CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date & Time:	Tuesday, February 14, 2017, at 10:00 a.m., Pacific Standard Time
Place:	Our corporate offices located at One Enterprise, Aliso Viejo, California 92656
Items of Business:	1.
To elect the eight director nominees named in the attached Proxy Statement to serve until our next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified (Proposal 1);

	2.	To approve, on an advisory basis, named executive officer compensation (Proposal 2);
	3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017 (Proposal 3); and
	4.	To transact such other business as may properly come before the Annual Meeting of Stockholders, or any adjournments or postponements thereof.
Record Date:	Only stockholders of record at the close of business on December 19, 2016 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof.
Proxy Voting:
It is important that all of our stockholders be represented at our Annual Meeting of Stockholders. Stockholders, whether you expect to attend the Annual Meeting of Stockholders in person or not, are urged to vote your shares by completing, signing, dating and returning the accompanying proxy card or voting instruction form as soon as possible. Submitting your proxy or voting instructions does not affect your right to vote in person if you attend the Annual Meeting of Stockholders.

By Order of the Board of Directors,
/s/ John W. Hohener
Aliso Viejo, California	John W. Hohener
December 21, 2016	Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

Stockholders may view the Proxy Statement and our 2016 Annual Report on Form 10-K over the Internet by accessing http://www.envisionreports.com/MSCC. Information on this website does not constitute part of the Proxy Statement and shall not be deemed incorporated by reference therein.

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting your shares. For more complete information regarding the Company’s fiscal year 2016 performance, please review the Company’s 2016 Annual Report on Form 10-K.

Meeting Date and Time:	Meeting Place:	Record Date:
Tuesday, February 14, 2017, 10:00 a.m. Pacific Standard Time	Our principal executive offices at One Enterprise, Aliso Viejo, California 92656	December 19, 2016

DIRECTOR NOMINEES

Name	Director Since	Principal Occupation	Independent	Committee Membership
James J. Peterson	2000	Chairman and Chief Executive Officer, Microsemi Corporation		EC
Dennis R. Leibel (Lead Independent Director)	2002	Former President, Leibel and Associates	•	AC, GNC, EC
Kimberly E. Alexy	2016	Principal, Alexy Capital Management	•	CC, GNC
Thomas R. Anderson	2002	Former Vice President and Chief Financial Officer, QLogic Corporation	•	AC, GNC, EC
William E. Bendush	2003	Former Senior Vice President and Chief Financial Officer, Applied Micro Circuits Corporation	•	AC, CC
Paul F. Folino	2004	Former Executive Chairman and Chief Executive Officer, Emulex Corporation	•	CC
William L. Healey	2003	Former President and Chief Executive Officer, Cal Quality Electronics, Inc.	•	AC, GNC
Matthew E. Massengill	2006	Chairman of the Board, Former Chief Executive Officer and President, Western Digital Corporation	•	CC

AC: Audit Committee	CC: Compensation Committee	EC: Executive Committee	GNC: Governance & Nominating Committee

Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

PRACTICE	DESCRIPTION
BOARD COMPOSITION AND ACCOUNTABILITY
Independence	A majority of our Board of Directors must be independent. Currently, 88% of our directors are independent and our standing committees consist exclusively of independent directors.
Lead Independent Director
Our Bylaws and Governance Guidelines require a Lead Independent Director with specific duties and responsibilities to ensure independent oversight of management and our Board of Directors whenever our Chief Executive Officer is also Chairman of the Board of Directors.

Majority Voting
On December 3, 2015, our Board of Directors approved an amendment and restatement of our Third Amended and Restated Bylaws to adopt a majority voting standard for the election of directors in uncontested elections.

Audit Committee Composition	Each member of our Audit Committee qualifies as an audit committee financial expert.
Stock Ownership Guidelines
We require our directors to own not less than the lesser of (1) 10,000 shares of our common stock, or (2) the number of shares of our common stock that have a fair market value equal to three times the amount of the base annual cash retainer paid by us to the director for service on our Board of Directors.

Director Tenure Policies
Our Governance Guidelines require a director to submit a letter of resignation for consideration by the Governance and Nominating Committee upon (i) reaching the age of 75, and (ii) any material change in the director’s principal occupation or business association, unless such change was previously approved by the Board of Directors.

Director Overboarding Policy
Our Governance Guidelines prohibit directors (other than the Chief Executive Officer) from serving on the board of more than four other public companies. Our Chief Executive Officer is prohibited from serving on the board of more than two other public companies.

STOCKHOLDER RIGHTS
Annual Election of Directors	All of our directors are elected annually by our stockholders.
Single Voting Class	Our common stock is the only class of voting shares outstanding.
No Poison Pill	We do not have a poison pill.

Proxy Summary

COMPENSATION HIGHLIGHTS

Our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features include the following:

•
For fiscal year 2016, our Named Executive Officers’ annual equity awards consisted three-fourths of performance shares which vest based on our revenue and earnings-per-share growth over multiple periods, as well as our total shareholder return for the three-year award period relative to our direct industry peers, and one-fourth of time-based restricted stock to facilitate retention and promote shareholder alignment and ownership. We maintained this same structure for equity awards granted to our Named Executive Officers (other than Mr. Peterson) for fiscal year 2017.

•
In July 2016, we granted Mr. Peterson a long-term incentive equity award with performance-based vesting tied to our stock price achieving levels of $50.00, $60.00 and $70.00 within five years after the grant date. In light of this award, the Compensation Committee determined that, other than his annual equity award for fiscal year 2016 described above, Mr. Peterson would not receive any additional long-term incentive equity awards in 2016 or 2017 (i.e. the grants for fiscal years 2017 and 2018, respectively).

•
Our executive bonus program supports the annual and multi-year strategic plan of the Company. The programs for fiscal years 2016 and 2017 measure performance against absolute revenue, earnings per share, and net cash flow goals, which represent key value drivers for our Company. The program also includes a modifier based on our rate of growth for each metric relative to a group of peer companies. In order to further align the Named Executive Officers’ interests with those of our stockholders, the Compensation Committee determined that payments under the bonus program for fiscal year 2016 would be made in shares of our common stock rather than cash.

•
After remaining at fixed levels since fiscal year 2012 (other than for one increase in connection with the promotion of our Chief Operating Officer), base salary levels for our Named Executive Officers were moderately increased for fiscal year 2016 (ranging from 2% to 12% over fiscal year 2015 levels).

•
None of our change-in-control agreements include "single-trigger" benefits that pay out based solely on a change in control. Our change-in-control agreements include double-triggers and the applicable severance multiplier is limited to two times.

•
Our Board of Directors has adopted a clawback policy, which allows the Board of Directors or the Compensation Committee to recover payments made to the Named Executive Officers under our cash and equity incentive programs in certain circumstances.

•
Under our stock ownership policy, our Chief Executive Officer is expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least three times his base salary (or, if less, 90,000 shares). Each of our other Named Executive Officers are expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least one times the executive’s base salary (or, if less, 15,000 shares).

Proxy Summary

FINANCIAL PERFORMANCE HIGHLIGHTS

Financial performance highlights for the Company for the fiscal year 2016 measured under Generally Accepted Accounting Principles ("GAAP") and non-GAAP include the following:

•	Net sales for fiscal year 2016 of $1.65 billion, up 32.9% from the $1.25 billion reported in fiscal year 2015.

•
GAAP gross profit for fiscal year 2016 of $937.1 million compared to $684.3 million in fiscal year 2015. Non-GAAP gross profit for fiscal year 2016 was a $1.01 billion compared to $706.3 million in fiscal year 2015.

•
GAAP gross margin for fiscal year 2016 of 56.6%, up 170 basis points from 54.9% reported in fiscal year 2015. Non-GAAP gross margin for fiscal year 2016 was 60.9%, up 420 basis points from 56.7% reported in fiscal year 2015.

•
For fiscal year 2016, GAAP net loss per diluted share was $0.31, reflecting acquisition and financing charges related to the PMC-Sierra, Inc. acquisition. GAAP net income per diluted share for fiscal year 2015 was $0.88. For fiscal year 2016, non-GAAP net income per diluted share was $3.05 compared to $2.73 in fiscal year 2015.

•
GAAP operating and free cash flows for fiscal year 2016 of $274.6 million and $225.8 million, respectively, compared to $269.4 million and $225.3 million, respectively, for fiscal year 2015. Our non-GAAP Net Cash Flows for fiscal year 2016 was $401.4 million compared to $305.0 million in fiscal year 2015.

•
Our stock price increased by 30% from $32.24 as of fiscal year end 2015 to $41.98 as of fiscal year end 2016 and increased by 73% compared to the Company's closing price on December 19, 2016 of $55.86.

See Appendix A for the definitions of non-GAAP gross profit, gross margin, net income per diluted share and Net Cash Flows, and reconciliations of each of these non-GAAP financial measures to comparable financial measures calculated in accordance with GAAP. Net Cash Flow is further defined in the "Compensation Discussion and Analysis" section below.

Voting Information

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal		Board Recommendation	Page
1.	Election of Eight Director Nominees	FOR	9
2.	Advisory Approval of Compensation of Named Executive Officers	FOR	54
3.	Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for fiscal year 2017	FOR	58
HOW TO CAST YOUR VOTE

Internet	Phone	Mail	In Person
Follow the instructions provided to you in the notice or separate proxy card or voting instruction form.	Follow the instructions provided to you in the separate proxy card or voting instruction form.	Send your completed and signed proxy card or voting instructions to the address on your proxy card or voting instruction form.	Ballots will be provided to anyone who attends and wants to vote at the Annual Meeting.

Questions & Answers About the Annual Meeting and Voting Procedures

Our Board of Directors is soliciting your proxy for our Annual Meeting of Stockholders and any and all adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders is to be held at 10:00 a.m., Pacific Standard Time, on February 14, 2017, at the Company's corporate offices located at One Enterprise, Aliso Viejo, California 92656. This Proxy Statement and the accompanying form of proxy is first being mailed or made available to our stockholders on or about December 21, 2016.
What information is contained in this proxy statement?

The information contained in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting of Stockholders, the voting process, our Board of Directors and the committees of our Board of Directors, the compensation of directors and of certain executive officers for fiscal year 2016, and other required information. Our 2016 Annual Report on Form 10-K, which includes our audited consolidated financial statements, has also been made available to you.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Under the applicable rules of the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this proxy statement and our 2016 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. On or about December 21, 2016, we are mailing the Notice of the Internet Availability of Proxy Materials (the "Notice") to our stockholders (except those stockholders who previously requested electronic or paper delivery of proxy materials), which includes instructions as to how stockholders may access and review all of the proxy materials, including this Proxy Statement and our 2016 Annual Report on Form 10-K, on the Internet and how stockholders may submit a proxy electronically via the Internet. The Notice also contains instructions on how to receive, free of charge, a printed copy of our proxy materials. If you received the Notice, you will not receive a paper copy of the proxy materials unless you request one.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the stockholder of record, and we are sending the Notice or these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting of Stockholders. If you received a printed set of proxy materials by mail, we have enclosed a proxy card for you to use to vote your shares.
Beneficial Owner
If your shares are held in a brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice or these proxy materials are being forwarded to you on behalf of your broker, bank, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote and you also are invited to attend the Annual Meeting of Stockholders. If you received a printed set of proxy materials, your broker, bank, trustee or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank, trustee or other nominee how to vote your shares.
Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting of Stockholders unless you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting of Stockholders.

Microsemi Corporation	1

Questions & Answers About the Annual Meeting and Voting Procedures

What items of business will be voted on at the Annual Meeting of Stockholders?

The items of business scheduled to be voted on at the Annual Meeting of Stockholders are:

•
The election of the eight director nominees named in this Proxy Statement to serve until our next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified (Proposal 1);

•	Approval, on an advisory basis, of Named Executive Officer (as hereinafter defined) compensation (Proposal 2); and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017 (Proposal 3).
We will also consider any other business that properly comes before the Annual Meeting of Stockholders or any adjournments or postponements thereof. See Question "What happens if additional matters are presented at the Annual Meeting of Stockholders?" below.
How does the Board recommend that I vote?

Our Board of Directors recommends that you vote your shares:
"FOR" election of each of the nominees to the Board of Directors (Proposal 1);
"FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 2); and
"FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017 (Proposal 3).
What shares can I vote?

Each share of our common stock outstanding as of the close of business on December 19, 2016 (the "record date") is entitled to one vote on each item being voted upon at the Annual Meeting of Stockholders. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank, trustee or other nominee. As of the close of business on the record date, 115,484,096 shares of our common stock were outstanding and entitled to vote at the Annual Meeting of Stockholders.
How can I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting of Stockholders. Shares held beneficially in street name may be voted in person at the Annual Meeting of Stockholders only if you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting of Stockholders, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.
How can I vote my shares without attending the Annual Meeting of Stockholders?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting of Stockholders. If you are a stockholder of record, you may vote by submitting a proxy to authorize how your shares are voted. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee. For directions on how to vote, please refer to the instructions below and to those included in the Notice or, if you received a printed set of proxy materials, on your proxy card or, for shares held beneficially in street name, the voting instruction form provided by your broker, bank, trustee or other nominee.

Microsemi Corporation	2

Questions & Answers About the Annual Meeting and Voting Procedures

On the Internet – Stockholders may submit proxies via the Internet by following the instructions provided in the Notice or, if you received a printed set of proxy materials, on your proxy card or, if your shares are held beneficially in street name, the voting instruction form.
By Telephone – Stockholders of record who receive a printed set of proxy materials may submit proxies by telephone by following the instructions on their proxy card. Most of our stockholders who hold shares beneficially in street name and who receive a printed set of proxy materials may vote by telephone by calling the number specified on the voting instruction form provided by their broker, bank, trustee or other nominee. Please check the voting instruction form for telephone voting availability.
By Mail – Stockholders who receive a printed set of proxy materials may submit proxies or voting instructions by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.
What is the deadline for voting my shares?

If you hold shares as a stockholder of record, your proxy must be received before the commencement of voting at the Annual Meeting of Stockholders, except that if you vote your shares electronically via the Internet or by telephone, your vote by proxy must be received prior to 9:00 p.m., Pacific Standard Time, on the day prior to the Annual Meeting of Stockholders. If you hold shares beneficially in street name with a broker, bank, trustee or other nominee, please comply with the deadlines included in the voting instructions provided by your broker, bank, trustee or other nominee.
May I change or revoke my vote?

You may change or revoke your vote at any time prior to the vote at the Annual Meeting of Stockholders. If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at our principal executive offices prior to 9:00 p.m., Pacific Standard Time, on the day prior to the Annual Meeting of Stockholders], or by attending the Annual Meeting of Stockholders and voting in person.
For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or other nominee, or, if you have obtained a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting of Stockholders and voting in person.
Attendance at the Annual Meeting of Stockholders will not by itself cause your previously granted proxy or voting instructions to be revoked.
What is the voting requirement to approve each of the proposals?

In an uncontested election of directors, directors are elected by a majority of the votes cast. In contested elections, the plurality voting standard applies. An election will be a "contested election" if the Secretary of the Company has received one or more notices that a stockholder or stockholders intend to nominate a person or persons for election to the Board of Directors, which notice(s) purports to be in compliance with our Fourth Amended and Restated Bylaws ("Bylaws") and all such nominations have not been withdrawn by the proposing stockholder(s) on or prior to the 10th day preceding the date we first mail our notice of meeting for such meeting to our stockholders. The election of directors at the Annual Meeting of Stockholders will be uncontested. A "majority of the votes cast" means that the number of shares cast "FOR" a nominee's election exceeds the number of votes cast "AGAINST" that nominee's election (with "abstentions" and "broker non-votes" not counted as a vote cast either "FOR" or "AGAINST" that director's election).
An incumbent director who stands for election to the Board of Directors but who fails to receive a majority of the votes cast in an election that is not a contested election shall tender his or her irrevocable resignation to the Chairman of the Board of Directors or the Secretary of the Company promptly following certification of the election results. The Governance and Nominating Committee, or such other committee designated by the Board of Directors pursuant to the Bylaws, shall consider the facts and circumstances relating to the election and the resignation of such incumbent

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Questions & Answers About the Annual Meeting and Voting Procedures

director and make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the Governance and Nominating Committee's recommendation, and we will publicly disclose the Board of Directors' decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within 90 days following certification of the election results. The Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.
Each of the other proposals to be considered at the Annual Meeting of Stockholders requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. However, because the advisory vote on named executive officer compensation (Proposal 2) and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 3) are advisory only, the voting results on these matters are not binding on the Company, the Board of Directors or any committee thereof. The Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.
How are my votes counted?

For all proposals, you may vote "FOR," "AGAINST" or "ABSTAIN." For purposes of the election of each of the nominees to the Board of Directors (Proposal 1), if you "ABSTAIN" from voting with respect to a director nominee, your abstention has no effect on the proposal and will not be counted as a vote cast either "FOR" or "AGAINST" that director’s election. For all other proposals, if you "ABSTAIN" from voting on these other proposals, your abstention has the same effect as a vote "AGAINST" the proposal. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you submit your proxy or voting instructions without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors ("FOR" each of the nominees to our Board of Directors, "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers, and "FOR" ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm), and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting of Stockholders.
If you hold shares beneficially in street name through a brokerage account and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a non-routine matter when a broker has not received voting instructions from a beneficial owner and, pursuant to applicable stock exchange requirements, the broker is not permitted to vote on that non-routine matter without instructions from the beneficial owner, but is permitted to exercise discretion to vote shares held by the beneficial owner on at least one other matter at the meeting without instructions from the beneficial owner. Brokers have discretion to vote a beneficial owner’s shares on Proposal 3, the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from the beneficial owner. However, brokers do not have discretion to vote a beneficial owner’s shares on any of the other proposals (Proposals 1 and 2), unless the broker has received voting instructions from the beneficial owner. Accordingly, if your shares are held in street name through a brokerage account and you do not submit voting instructions to your broker, your shares will constitute broker non-votes with respect to Proposal 1 (the election of directors) and Proposal 2 (the advisory vote on Named Executive Officer compensation). Broker non-votes will not be counted in determining the outcome of any of these proposals, but will be counted for purposes of determining whether a quorum (as described below) is present.
How many shares must be present or represented to conduct business at the Annual Meeting of Stockholders?

The quorum requirement for holding and transacting business at the Annual Meeting of Stockholders is that holders of a majority of shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy at the Annual Meeting of Stockholders. Shares represented by proxies that reflect abstentions and broker non-votes as described previously in the Question "How are my votes counted?" are counted as shares that are present and entitled to vote for the purpose of determining the presence of a quorum.

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Questions & Answers About the Annual Meeting and Voting Procedures

If a quorum is not present at the scheduled time of the Annual Meeting of Stockholders, the Annual Meeting of Stockholders may be adjourned until a quorum is present by either the chairman of the meeting or by a vote of stockholders that are present in person or represented by proxy and entitled to vote at the meeting.
What happens if additional matters are presented at the Annual Meeting of Stockholders?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting of Stockholders. If you grant a proxy, the persons named as proxy holders, James J. Peterson and John W. Hohener, will have discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting of Stockholders. If any of the director nominees named in Proposal 1 is unable to serve or for good cause will not stand as a candidate for director or serve as a director if elected, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors or for the balance of the nominees, leaving a vacancy on our Board of Directors, unless our Board of Directors chooses to reduce the number of directors serving on our Board of Directors. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the director nominees named in Proposal 1 will be unable or unwilling to stand as a director candidate or serve as a director if elected.
Who will bear the cost of soliciting votes for the Annual Meeting of Stockholders?

Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders. We have also engaged D.F. King & Co., Inc. to assist us in connection with the solicitation of proxies for the Annual Meeting of Stockholders for an estimated fee of $13,000, plus a reasonable amount to cover expenses. We have also agreed to indemnify D.F. King & Co., Inc. against certain liabilities arising out of or in connection with this engagement.
Where can I find the voting results of the Annual Meeting of Stockholders?

We intend to announce preliminary voting results at the Annual Meeting of Stockholders. We will also report voting results by filing a Current Report on Form 8-K with the SEC within four business days following the date of the Annual Meeting of Stockholders. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.
How can I attend the Annual Meeting of Stockholders? What do I need for admission?

You are entitled to attend the Annual Meeting of Stockholders only if you were a stockholder or joint holder as of the close of business on December 19, 2016, the record date for the Annual Meeting of Stockholders, or if you hold a valid proxy for the Annual Meeting of Stockholders. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting of Stockholders. You should also be prepared to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you hold your shares beneficially through a broker, bank, trustee or other nominee, you should also provide proof of beneficial ownership on the record date, a copy of the voting instruction form provided by your broker, bank, trustee or other nominee (if you received a printed set of the proxy materials) or other similar evidence of ownership, as well as your photo identification.  We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting of Stockholders.

May I propose actions for consideration at next year’s Annual Meeting of Stockholders?

Yes. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2018 Annual Meeting of Stockholders may do so by following the procedures described in Rule 14a-8 promulgated

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Questions & Answers About the Annual Meeting and Voting Procedures

under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To be eligible for inclusion, stockholder proposals must be delivered to us no later than August 23, 2017 and must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. All proposals should be sent to our Secretary at our principal executive offices.
If you intend to present a proposal at our 2018 Annual Meeting of Stockholders, but you do not intend to have the proposal included in our proxy statement for that meeting, or if you intend to nominate a candidate for election to our Board of Directors, you must deliver notice of your proposal or nomination by following the procedures set forth in Article II, Section 6 of our Bylaws. Your notice must be delivered to our Secretary not earlier than the close of business on October 17, 2017 and not later than the close of business on November 16, 2017. If the notice is not received within these deadlines or does not satisfy the additional notice requirements set forth in Article II, Section 6 of our Bylaws, the proposal or nomination will not be acted upon at the 2018 Annual Meeting of Stockholders.

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Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the beneficial ownership of our common stock, as of December 19, 2016, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the executive officers named in the Summary Compensation Table included in this Proxy Statement, and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13G/A filed with the SEC. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)
Directors and Named Executive Officers:
James J. Peterson	262,511		*
Dennis R. Leibel	42,797	(3)	*
Kimberly E. Alexy	5,175		*
Thomas R. Anderson	15,541		*
William E. Bendush	16,676		*
Paul F. Folino	5,274	(4)	*
William L. Healey	11,041		*
Matthew E. Massengill	15,554	(5)	*
Paul H. Pickle	39,679		*
John W. Hohener	37,027		*
Steven G. Litchfield	114,526		*
David Goren	27,678		*
All directors and executive officers as a group (13 persons)	659,269		*
Greater than 5% Stockholders:
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	10,012,139	(6)	10.5%
Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	9,924,760	(7)	8.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	7,222,837	(8)	7.5%
Boston Partners One Beacon Street, 30th Floor Boston, MA 02108	5,395,346	(9)	5.6%
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	4,804,605	(10)	5.0%

*	Represents less than 1.0% of the outstanding shares of our common stock.

(1)
We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after December 19, 2016 outstanding for purposes of computing the share amount and the percentage ownership of the person holding the stock options, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(2)	Except as noted in footnotes (1) above and (7) through (12) below, we determine applicable percentage ownership based on 115,484,096 shares of our common stock outstanding as of December 19, 2016.

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Stock Ownership of Certain Beneficial Owners and Management

(3)	Includes 36,000 shares held in a defined benefit plan in which Mr. Leibel has sole voting and investment power.

(4)	Includes 4,204 shares held by a trust of which Mr. Folino has sole voting and investment power.

(5)	Includes 15,554 shares held by a trust in which Mr. Massengill shares voting and investment power.

(6)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on January 8, 2016 by BlackRock, Inc. The schedule indicates that, as of December 31, 2015, BlackRock, Inc. had sole voting power over 9,750,659 shares of our common stock and sole dispositive power over 10,012,139 shares of our common stock.

(7)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on February 12, 2016 by Waddell & Reed Financial, Inc. ("Waddell & Reed") on its own behalf and on behalf of certain subsidiaries. The schedule indicates that, as of December 31, 2015, Waddell & Reed, together with its subsidiaries, had sole voting power and sole dispositive power over 9,924,760 shares of our common stock.

(8)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group, Inc. ("Vanguard") on its own behalf and on behalf of its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The schedule indicates that, as of December 31, 2015, Vanguard had sole voting power over 208,919 shares, shared voting power over 6,400 shares, sole dispositive power 7,014,218 shares and shared dispositive power over 208,619 shares of our common stock.

(9)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on February 12, 2016 by Boston Partners on its own behalf and on behalf of certain subsidiaries. The schedule indicates that, as of December 31, 2015, Boston Partners, together with its subsidiaries, had sole voting power over 3,715,789 shares of our common stock and sole dispositive power over 5,395,346 shares of our common stock.

(10)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on February 12, 2016 by Ameriprise Financial, Inc. ("AFI") and its subsidiary, Columbia Management Investment Advisers, LLC ("CMIA"), 225 Franklin Street, Boston, MA 02110. The schedule indicates that, as of December 31, 2015, AFI, together with CMIA, had shared voting power over 4,764,282 shares of our common stock and shared dispositive power over 4,804,605 shares of our common stock.

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Proposal 1 – Election of Directors

Our Bylaws allow for a Board of Directors consisting of not fewer than three and up to thirteen directors, with the number being fixed from time to time by the Board of Directors. Our Board of Directors has fixed the number of directors at eight. Our Board of Directors has nominated all eight of our current directors for re-election to our Board of Directors. The eight nominees for election as directors, if elected, will each serve for a term of one year (ending as of the next Annual Meeting of Stockholders) and until their respective successors are elected and qualified.
Nominees for Election
Our nominees for election to our Board of Directors at the Annual Meeting of Stockholders include seven independent directors, as defined by the applicable listing standards of The NASDAQ Stock Market, LLC (the "NASDAQ Stock Market"), and one current member of management. Each of the nominees is currently a member of our Board of Directors and has consented to be named in this Proxy Statement and to serve if elected. Subsequent to our 2016 Annual Meeting of Stockholders, Ms. Alexy was identified as a potential candidate by the Governance and Nominating Committee, which evaluated, reviewed and recommended Ms. Alexy to the Board for nomination by the Board of Directors. The Board of Directors met, discussed and approved the Governance and Nominating Committee’s recommendation on September 6, 2016. In the event that, before the Annual Meeting of Stockholders, any of the nominees for director should become unable to serve or for good cause will not serve if elected, the proxy holders may vote for a substitute nominee nominated by our existing Board of Directors to fill the vacancy or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on our Board of Directors. Our Board of Directors has no reason to believe that any of the nominees will be unwilling or unable for good cause to serve if elected as a director.
The names and other information of each of the eight nominees below contains information regarding the nominee’s service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years, if applicable, and the experiences, qualifications, attributes or skills that the Governance and Nominating Committee and the Board of Directors used to determine that the person should serve as a director.

Name	Age	Position With the Company	Director Since
James J. Peterson	61	Chairman of the Board & Chief Executive Officer	2000
Dennis R. Leibel	72	Lead Independent Director	2002
Kimberly E. Alexy	46	Director	2016
Thomas R. Anderson	72	Director	2002
William E. Bendush	67	Director	2003
Paul F. Folino	71	Director	2004
William L. Healey	72	Director	2003
Matthew E. Massengill	55	Director	2006

James J. Peterson

James J. Peterson has been our Chairman of the Board and Chief Executive Officer since November 2013 and was our President and Chief Executive Officer from 2000 to November 2013. He served as President of LinFinity Microelectronics, Inc., a manufacturer of linear and mixed signal integrated from 1997 to 1999 and as its Vice President of Sales from 1996 to 1997. We acquired LinFinity Microelectronics, Inc. in 1999. Prior to joining LinFinity Microelectronics, Inc., Mr. Peterson served as Senior Vice President, Worldwide Sales & Corporate Communications of Texas Instruments Storage Products Group from 1984 to 1996.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Peterson possesses significant experience in our industry and contributes detailed knowledge of our Company’s strategy and operations to the Board of Directors.

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Proposal 1 – Election of Directors

Dennis R. Leibel

Dennis R. Leibel has been our Lead Independent Director since November 2013 and was our Chairman of the Board from 2004 to November 2013. Mr. Leibel is currently a retired financial and legal executive, private investor and consultant. He previously held senior positions at management consulting firms Leibel and Associates and Esquire Associates LLC. Mr. Leibel served in senior positions at AST Research, Inc., a desktop, mobile and server PC manufacturer, including Senior Vice President of Legal and Administration, Treasurer and General Counsel, from 1985 to 1996. Prior to joining AST Research, Inc., Mr. Leibel served in senior positions at Smith International, Inc., a diversified oilfield services company, including Director of Taxes, Vice President of Tax and Financial Planning and Vice President of Finance. During his tenure at AST Research, Inc. and Smith International, Inc., both companies were members of the Fortune 500. Mr. Leibel was a Director of Commerce Energy Group, Inc. an electricity and natural gas marketing company based in Costa Mesa, California, from 2005 to 2008 and was a Director of DPAC Technologies Corp., a device networking company based in Hudson, Ohio, from 2006 to 2011.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Leibel brings to the Board of Directors long-term experience in legal, tax and financial matters and experience as a member of senior management within a large organization.

Kimberly E. Alexy

Kimberly E. Alexy currently serves as the Principal of Alexy Capital Management, a private investment management firm that she founded in 2005. From 1998 to 2003, Ms. Alexy was Senior Vice President and Managing Director of Equity Research for Prudential Securities, the financial services arm of Prudential Financial, Inc., where she served as principal technology hardware analyst for the firm. Prior to joining Prudential Securities, Ms. Alexy was Vice President of Equity Research at Lehman Brothers, where she covered the computer hardware sector, from 1995 to 1998, and Assistant Vice President of Corporate Finance at Wachovia Bank from 1993 to 1995. Ms. Alexy has been a Director of CalAmp Corp., a provider of telematics solutions based in Irvine, California, since 2008, Five9, Inc., a provider of cloud contact center software based in San Ramon, California, since 2013, FireEye, Inc., an enterprise cybersecurity company based in Milpitas, California, since 2015, and VIZIO, Inc., a privately-held consumer electronics company based in Irvine, California, since 2015. She previously served as a Director of SMART Modular Technologies (WWH), Inc., a memory module and solid state drive manufacturer based in Newark, California, from 2009 to 2011, Southwest Water Company, a water and wastewater utility, from 2009 to 2010, and Dot Hill Systems Corp., a storage systems company based in Carlsbad, California, from 2005 to 2010.

Specific Qualifications, Attributes, Skills and Experience:
Ms. Alexy brings to the Board of Directors accounting expertise, extensive experience on public company boards and experience in the financial services industry as an investment professional.

Thomas R. Anderson

Thomas R. Anderson is currently a retired executive and private investor. He served as Vice President and Chief Financial Officer of QLogic Corporation, a storage networking technology supplier, from 1993 to 2002. Prior to joining QLogic Corporation, he was Corporate Senior Vice President and Chief Financial Officer of Distributed Logic Corporation, a manufacturer of tape and disk controllers and computer subsystems from 1990 to 1992.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Anderson brings to the Board of Directors long-term experience as a finance professional in the technology industry and experience as a former Chief Financial Officer of public companies.

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Proposal 1 – Election of Directors

William E. Bendush

William E. Bendush is currently a retired executive and private investor. He served as Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation, an information technology products supplier, from 1999 to 2003. Prior to joining Applied Micro Circuits Corporation, Mr. Bendush served in varying senior financial positions, including Senior Vice President and Chief Financial Officer, at Silicon Systems, Inc., a manufacturer of semiconductors for the telecommunications and data storage markets, from 1985 to 1999. Mr. Bendush has been a Director of Cohu, Inc., an equipment manufacturer for the semiconductor industry based in Poway, California, since 2011 and was a Director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, from 2008 to 2011.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Bendush brings to the Board of Directors long-term experience as a finance professional in the technology industry and experience as a former Chief Financial Officer of a public company.

Paul F. Folino

Paul F. Folino was the Executive Chairman of the Board of Emulex Corporation, an information technology products manufacturer, from 2006 to 2011 and was a Director of Emulex Corporation from 1993 to 2015. He was Chairman of the Board of Emulex Corporation from 2002 to 2006 and its Chief Executive Officer from 1993 to 2006. Prior to joining Emulex Corporation, Mr. Folino served as President and Chief Executive Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products from 1991 to 1993. Mr. Folino has been a Director of CoreLogic, Inc., a provider of consumer, financial and property information, analytics and services to business and government based in Irvine, California, since 2011, a Director of Lantronix, Inc., a provider of smart machine-to-machine connectivity solutions based in Irvine, California, since 2012, and serves as a member of the Board of Directors or as a Trustee of a number of non-profit organizations.

Specific Qualifications, Attributes, Skills and Experience:
Mr. Folino brings to the Board of Directors business and leadership experience in the technology industry, including experience as a public company Chief Executive Officer in the technology industry.

William L. Healey

William L. Healey is currently a business consultant and private investor. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, Inc., an electronics manufacturer. From 1999 to 2002, Mr. Healey was a business consultant and private investor. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturer, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, Inc., including Senior Vice President of Operations. Mr. Healey has been a Director of Sypris Solutions, Inc., a provider of technology-based outsourced services and specialty products based in Louisville, Kentucky, since 1997 and a Director of Pro-Dex, Inc., a motion control and rotary drive systems manufacturer based in Irvine, California, from 2007 to 2013 and its Chairman of the Board from 2010 to 2013.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Healey brings to the Board of Directors expertise in strategic planning and operations, experience as a former public company Chief Executive Officer in the electronics sector and experience from service on the boards of directors of several public companies.

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Proposal 1 – Election of Directors

Matthew E. Massengill
Matthew E. Massengill is the Chairman of the Board of Western Digital Corporation, a computer storage technology provider, a position he also held from 2001 to 2007. He also served as Western Digital Corporation’s Executive Chairman of the Board from 2005 to 2007, its Chief Executive Officer from 2000 to 2005 and its President from 2000 to 2002. Mr. Massengill has been a Director of Western Digital Corporation since 2000. He was also a Director of Conexant Systems, Inc. from 2008 to 2011 and a Director of GT Advanced Technologies, Inc. from 2008 to 2016.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Massengill brings to the Board of Directors technical training and business and leadership experience in the technology industry, including experience as a public company Chief Executive Officer in the technology industry and service on the boards of directors of several public companies.

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Proposal 1 – Election of Directors

Vote Required

Each director nominee will be elected at the Annual Meeting of Stockholders if the nominee receives a majority of the votes cast with respect to the nominee's election (that is, the number of votes cast "FOR" the nominee must exceed the number of votes cast "AGAINST" the nominee).

☑	The Board of Directors recommends a vote FOR the election of each of the nominees listed above.

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Executive Officers

Executive officers are appointed on an annual basis by our Board of Directors and serve at the discretion of the Board of Directors. The names and other information concerning our executive officers (other than James J. Peterson) are set forth below. The information regarding James J. Peterson is provided under the heading "Election of Directors" above.

Name	Age	Position With the Company	Executive Officer Since
Paul H. Pickle	46	President and Chief Operating Officer since 2013; Executive Vice President, Integrated Circuits Group from 2012 to 2013; Senior Vice President and General Manager, Analog and SoC Products from 2011 to 2012; Vice President and General, Analog Mixed Signal Products Group from 2009 to 2011; Vice President, Worldwide Applications Engineering from 2004 to 2009.	2013
John W. Hohener	61	Executive Vice President, Chief Financial Officer, Secretary and Treasurer since 2009; Vice President, Chief Financial Officer and Secretary since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer since 2007; Vice President of Finance from 2006 to 2007.	2006
Steven G. Litchfield	47	Executive Vice President, Chief Strategy Officer since 2009; Executive Vice President-Analog Mixed Signal Group from 2006 to 2009; Vice President-Corporate Marketing & Business Development from 2003 to 2006; Director of Business Development from 2001 to 2003.	2003
David Goren	58	Senior Vice President, Business Affairs, Legal and Compliance since 2012; Vice President, Legal since 2007; General Counsel, PowerDsine, Ltd. (acquired by Microsemi), from 2002 to 2007.	2012
Frederick G. Goerner	68	Executive Vice President of Worldwide Sales and Marketing since 2015. Senior Vice President of Worldwide Sales from 2011 to 2015; Senior Vice President of Marketing, Sales, and Business Development at Quartics Inc., a fabless semiconductor and software company that provides video processing solutions, based in Irvine, California, from 2010 to 2011; President and Chief Executive Officer of Patriot Scientific Corporation, a provider of data sharing and secure data software solutions, based in Carlsbad, California, from 2008 to 2009.	2016

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Corporate Governance, Board Meetings & Committees

Corporate Governance

Corporate Governance Guidelines and Code of Ethics
Our Board of Directors believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted Governance Guidelines that guide its actions with respect to, among other things, the composition of the Board of Directors, the Board of Directors’ decision-making processes, Board of Directors' meetings and involvement of management and the Board of Directors’ standing committees, and procedures for appointing a Lead Independent Director and members of the committees. In addition, our Board of Directors has adopted a Code of Ethics that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and is our "code of conduct" within the meaning of the listing standards of the NASDAQ Stock Market.
Our Code of Ethics and Corporate Governance Guidelines are available on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com. To the extent required by the applicable rules of the SEC, waivers from, and amendments to, our Code of Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, will be timely posted on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com.
Director Independence
Our Governance Guidelines provide that a majority of the Board of Directors and all members of the Audit, Compensation, and Governance and Nominating Committees of the Board of Directors will be independent. On an annual basis, each director or executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of each director’s business and personal activities as they may relate to the Company, including any transactions with us in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Following completion of these questionnaires, the Board of Directors, with the assistance of the Governance and Nominating Committee, makes an annual determination as to the independence of each director using the current standards for "independence" as established by the NASDAQ Stock Market and after consideration of any material relationship a director may have with the Company.
In December 2016, our Board of Directors affirmatively determined that Dennis R. Leibel, Kimberly E. Alexy, Thomas R. Anderson, William E. Bendush, Paul F. Folino, William L. Healey and Matthew E. Massengill are independent directors, as "independence" is defined under applicable listing standards of the NASDAQ Stock Market. Mr. James J. Peterson is not an independent director since he serves full-time as our Chairman of the Board and Chief Executive Officer.
Board Leadership Structure
Our Bylaws and Governance Guidelines provide that (1) the offices of Chairman and Chief Executive Officer are not required to be separated, and (2) if the Chairman of the Board of Directors is not an independent director, the independent directors may choose from among their members a Lead Independent Director. Currently, Mr. Peterson, our Chief Executive Officer, serves as Chairman of the Board of Directors and Mr. Leibel serves as Lead Independent Director.
The Lead Independent Director’s duties and responsibilities include, but are not limited to, the following: preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors, and has authority to call meetings of the independent directors; serve as liaison between the Chairman and the independent directors; approve, in consultation with the Chairman, the agenda for meetings of the Board of Directors and an appropriate schedule for meetings of the Board of Directors and its committees; approve information sent to the Board of Directors; and, where necessary, be available for consultation and direct communications with our stockholders.
We do not have a policy regarding whether the roles of Chairman and Chief Executive Officer should be combined or separated. Rather, our Bylaws and Governance Guidelines retain flexibility for the Board of Directors to choose

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Corporate Governance, Board Meetings & Committees

its Chairman in any way that it deems best for the Company at any given time, and our Board of Directors periodically reviews the appropriateness and effectiveness of its leadership structure. Although we have in the past separated the roles of Chairman and Chief Executive Officer, the Board of Directors believes that having Mr. Peterson serve in both these roles, coupled with strong independent director leadership, which has been enhanced by the appointment of a Lead Independent Director, is the most appropriate and effective board leadership structure for us at this time.
Board Oversight of Enterprise Risk
Our Board of Directors is responsible for the oversight of enterprise risk and review of our management’s processes for identifying, evaluating, managing, monitoring and mitigating risk to the Company. Management is responsible for establishing these processes, including activities to manage day-to-day risk of our business and operations. Management regularly discusses these topics with our Board of Directors, specifically in relation to our business outlook, strategy and operations. The Board of Directors considers its role in risk management to be of high importance and seeks to ensure that there is an appropriate balance of risk and opportunity.
Our Board of Directors conducts executive sessions of independent directors at each regularly-scheduled meeting. Our Board of Directors believes that these sessions promote open discussions among the independent directors and facilitate its oversight role as it relates to its enterprise risk management assessments.
Committees of the Board of Directors have oversight responsibilities with regard to risk management within each committee’s area of responsibility. These risks may be specified in a committee charter or periodically identified by the committees.
Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on the Company’s leadership structure described under "Board Leadership Structure" above.
Compensation Risk Assessment
We have reviewed our compensation programs to determine whether they encourage unnecessary or excessive risk taking and we have concluded that they do not. In making our assessment, during fiscal year 2016, the Compensation Committee engaged Exequity, LLP ("Exequity"), its independent compensation consultant, to provide a compensation risk overview which was considered in our risk assessment.
We believe that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage short-term risk taking at the expense of long-term results. While the Company’s performance-based cash bonuses are generally based on annual results, the amount of such bonuses is generally capped and represents only a portion of each individual’s overall total compensation opportunities. The Company also generally has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances.
As to our compensation arrangements for our executive officers, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking as base salaries are fixed in amount and thus do not encourage risk taking. While the Company’s annual incentive program requires that the Company achieve specified operating performance goals in order for cash bonuses and equity awards to be granted to executives under the program, the Compensation Committee determines the actual amount of each executive’s cash bonus and equity grant based on multiple Company and individual performance criteria as described below. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific annual goals important to our success, and that it does not encourage unnecessary or excessive risk taking.
In addition, a significant portion of the compensation provided to our executive officers is in the form of equity awards that further align executives’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance.

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Corporate Governance, Board Meetings & Committees

Communicating with Directors
Stockholders may send communications to any director(s), our entire Board of Directors, or any committee of the Board of Directors via U.S. Mail to the following address: Microsemi Corporation, Attention: Lead Independent Director, One Enterprise, Aliso Viejo, California 92656. All communications received will be opened by the Secretary or his designee for the sole purpose of determining whether the contents represent a message to our directors. The Secretary or his designee will forward copies of all correspondence that, in the opinion of the Secretary or his designee, deals with the functions of the Board of Directors or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board of Directors.
Meetings and Attendance

During fiscal year 2016, our Board of Directors held a total of sixteen regularly scheduled or special meetings. While serving as a director in fiscal year 2016, no director attended less than 75% of the total number of meetings of the Board of Directors and of all committees on which the director served during the period that he or she served during fiscal year 2016.
All of our directors in office at the time attended our 2016 Annual Meeting of Stockholders. Our Board of Directors encourages each director to make every reasonable effort to attend our Annual Meeting of Stockholders.
Committees

Our Board of Directors has standing Audit, Compensation, Governance and Nominating, and Executive Committees. Each of these committees operates pursuant to a written charter that is available on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com. Our Board of Directors typically determines the membership of these committees at its organizational meeting held immediately after the Annual Meeting of Stockholders. The following table identifies the current members in the committees of our Board of Directors:

Name		Audit	Compensation	Governance & Nominating	Executive
James J. Peterson
Dennis R. Leibel	L I
Kimberly E. Alexy	I
Thomas R. Anderson	I
William E. Bendush	I
Paul F. Folino	I
William L. Healey
Matthew E. Massengill	I

L: Lead Independent Director	I: Independent Director	: Financial Expert
: Committee Chairperson	: Committee Member
Audit Committee
The Audit Committee consisted of directors Thomas R. Anderson (Chair), William E. Bendush, William L. Healey and Dennis R. Leibel during all of fiscal year 2016. Our Board of Directors has affirmatively determined that each of the members of the Audit Committee is independent as defined under applicable listing standards of the NASDAQ Stock Market and applicable rules of the SEC. The Board of Directors has also determined that each of Messrs. Anderson, Bendush, Healey and Leibel is an "audit committee financial expert" as defined by rules of the SEC. The Audit Committee held eight meetings during fiscal year 2016.
The Audit Committee reviews matters relating to our internal and external audits, financial statements and systems of internal controls. The primary responsibility of the Audit Committee is to retain and confirm the independence of our independent registered public accounting firm, review the scope and results of audit and non-audit assignments

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Corporate Governance, Board Meetings & Committees

and review the adequacy of financial reporting processes, internal controls and policies with respect to risk assessment and risk management. Our internal audit department reports directly to the Audit Committee and performs procedures to identify and evaluate risks. Our internal audit department also recommends risk management controls, continually monitors the effectiveness of these controls, and conducts internal financial and operational reviews. Our Audit Committee meets with the Chief Financial Officer and internal audit department on at least a quarterly basis. The Audit Committee also routinely meets with the internal audit department in private sessions throughout the year to ensure independence of the internal audit department.
The Audit Committee also meets with our independent registered public accounting firm on at least a quarterly basis. Meetings with our independent registered public accounting firm are held both in the presence of management and in executive session without the presence of management. Our independent registered public accounting firm also has direct access to the Audit Committee.
The Audit Committee also prepares an annual Audit Committee Report and meets to conduct reviews of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Audit Committee’s procedures include, among other things, a review of the financial statements, disclosures and risk factors in the filing with management, our internal audit department and our independent registered public accounting firm. In addition, the Audit Committee is responsible for establishing procedures for the confidential, anonymous submission by our employees of any concerns regarding questionable accounting or auditing matters and the receipt, retention and treatment of complaints regarding accounting or auditing matters.
Compensation Committee
The Compensation Committee consisted of directors William E. Bendush, Paul F. Folino and Matthew E. Massengill (Chair) during all of fiscal year 2016. In addition, Kimberly E. Alexy joined the Compensation Committee upon her appointment to our Board of Directors on September 6, 2016. Our Board of Directors has affirmatively determined that each of the members of the Compensation Committee is independent as defined under applicable listing standards of the NASDAQ Stock Market. The Compensation Committee held nine meetings during fiscal year 2016.
Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•
approving goals relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	approving all compensation arrangements for our other executive officers;

•
making recommendations to the Board of Directors with respect to, and overseeing the administration of, our incentive and equity-based compensation plans and all compensation arrangements for members of the Board of Directors and of committees of the Board of Directors;

•	helping to ensure that our compensation policies and practices create a direct relationship between executive compensation and performance and allow us to recruit and retain superior talent; and

•
reviewing the "Compensation Discussion and Analysis" section and recommending to our Board of Directors that such section be included in this proxy statement and incorporated by reference into the annual report, and preparing the Report of the Compensation Committee for inclusion in the proxy statement.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. Except as noted below, the Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer does provide input to the Compensation Committee regarding the performance of our other executive officers and make recommendations to the Compensation Committee with respect to their compensation.
The Board of Directors has appointed a Special Committee to make equity award grants to our employees other than executive officers in connection with the hiring, promotion or retention of these employees or otherwise consistent with budgets established from time to time by the Compensation Committee. Mr. Peterson is currently the sole member of this committee.

Microsemi Corporation	18

Corporate Governance, Board Meetings & Committees

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For fiscal year 2016, the Compensation Committee retained Exequity as independent compensation consultants to assist it in determining the compensation levels for our senior executive officers. Except for the consulting services provided to the Compensation Committee, Exequity did not perform any other services for the Company or its management. The Compensation Committee has assessed the independence of Exequity and concluded that its engagement of Exequity does not raise any conflict of interest with the Company or any of its directors or executive officers. The Compensation Committee made its compensation decisions during fiscal year 2016, including decisions with respect to our Named Executive Officers’ compensation, after consultation with Exequity. Exequity advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay), setting compensation levels and determining whether our compensation programs present unnecessary or excessive risk taking. Exequity also reviewed and identified our appropriate peer group companies for fiscal year 2016 and helped the Compensation Committee to obtain and evaluate current executive compensation data for these peer group companies. All compensation decisions were made solely by the Compensation Committee or the Board of Directors.
Governance and Nominating Committee
The Governance and Nominating Committee consisted of directors Thomas R. Anderson, William L. Healey and Dennis R. Leibel (Chair) during all of fiscal year 2016. In addition, Kimberly E. Alexy joined the Governance and Nominating Committee upon her appointment to our Board of Directors on September 6, 2016. Our Board of Directors has affirmatively determined that each of the members of the Governance and Nominating Committee is independent as defined under applicable listing standards of the NASDAQ Stock Market. The Governance and Nominating Committee considers matters related to the selection of individuals to be nominated for election to our Board of Directors, the orientation and continuing education of our directors, our annual Board of Directors and committee self-evaluations and our corporate governance policies. The Governance and Nominating Committee held five meetings in fiscal year 2016.
In its risk oversight responsibility, the Governance and Nominating Committee periodically reviews our Governance Guidelines and updates these guidelines as necessary. The Governance and Nominating Committee also reviews compliance with our Governance Guidelines and insider trading policy and results of our Board of Directors’ self-evaluation processes.
Whenever a vacancy occurs on our Board of Directors, the Governance and Nominating Committee is responsible for identifying and attracting one or more candidates to fill that vacancy, evaluating each candidate and recommending a candidate for selection by the full Board of Directors. In addition, the Governance and Nominating Committee is responsible for recommending nominees for election or re-election to our Board of Directors at each Annual Meeting of Stockholders and for recommending and evaluating Board of Director committee assignments. In identifying and evaluating possible candidates for election as a director, the Governance and Nominating Committee considers factors related to the general composition of the Board of Directors as well as specific selection criteria related to the character and capacities of the individual candidates. We believe that the diversity of experience and background of our Board of Directors increases its ability to oversee enterprise risk.
While the Governance and Nominating Committee has no specific minimum qualifications in evaluating a director candidate, the Governance and Nominating Committee charter provides, among other things, that our Board of Directors should be composed of directors who will bring to the Board a variety of experience and backgrounds and who will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies, and that our Chief Executive Officer should normally be one of our directors. The Governance and Nominating Committee Charter also provides that, in considering possible candidates for election to our Board of Directors, the Governance and Nominating Committee and other directors should be guided in general by the composition guidelines established above and by, among other things, that each director: (1) should be chosen without regard to sex, race, age, religion or national origin; (2) should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others; (3) should be free of any conflict of interests which would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director; (4) should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (5) should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director. The Governance and

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Corporate Governance, Board Meetings & Committees

Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but from time to time looks for individuals with specific qualifications so that the Board of Directors as a whole may maintain an appropriate diversity of experience and background.
A stockholder may recommend a director candidate to the Governance and Nominating Committee by delivering a written notice to our Secretary at our principal executive offices that includes the resume of the person being recommended and a statement in writing of the reasons why the person being recommended is well qualified and that the person is ready, willing and able to serve as a director. The Governance and Nominating Committee may request additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors. The Governance and Nominating Committee will review, investigate and recommend to the Board of Directors whether it should accept or reject for election to the Board of Directors each candidate suggested by any stockholder of the Company. The Governance and Nominating Committee will evaluate the director candidate in the same manner and using the same criteria as used for any other director candidate. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for membership on our Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board of Directors or in connection with the next Annual Meeting of Stockholders. Stockholders who desire to recommend candidates for consideration by our Board of Directors in connection with the next Annual Meeting of Stockholders should submit their written recommendation no later than the last day of the fiscal year preceding the year of that meeting.
Executive Committee
The Executive Committee consisted of directors Thomas R. Anderson, Dennis R. Leibel and James J. Peterson (Chair) for the entire fiscal year 2016. The Executive Committee may act on behalf of the Board of Directors in such areas as specifically designated and authorized at a preceding meeting of the Board of Directors, or in areas requiring extraordinary or expeditious action when the entire Board of Directors cannot be convened, except with respect to actions specifically reserved to the Board of Directors itself or any actions that are specifically prohibited from being delegated to a Board committee by law, by our Bylaws or in resolutions adopted by the Board of Directors as then in effect. There were no meetings of the Executive Committee in fiscal year 2016.

Microsemi Corporation	20

Director Compensation

Director Compensation Table for Fiscal Year 2016

The following table presents information regarding the compensation paid for fiscal year 2016 to members of our Board of Directors who are not also our employees (referred to as "Non-Employee Directors"). The compensation paid to Mr. Peterson, who is also employed by us, is presented below in the Summary Compensation Table and the related explanatory tables. Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (1) (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Kimberly E. Alexy (3)	$5,536	$205,396	$—	$—	$—	$—	$210,932
Thomas R. Anderson	$94,500	$141,270	$—	$—	$—	$—	$235,770
William E. Bendush	$83,500	$141,270	$—	$—	$—	$—	$224,770
Paul F. Folino	$71,500	$141,270	$—	$—	$—	$—	$212,770
William L. Healey	$81,000	$141,270	$—	$—	$—	$—	$222,270
Dennis R. Leibel	$168,500	$141,270	$—	$—	$—	$—	$309,770
Matthew E. Massengill	$80,000	$141,270	$—	$—	$—	$—	$221,270

(1)
The amounts reported in the "Stock Awards" column of the table above reflect the fair value on the grant date of the stock awards granted to our Non-Employee Directors during fiscal year 2016 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. Pursuant to our Non-Employee Director compensation program, we granted each of our Non-Employee Directors then in office 4,720 fully-vested shares of our common stock on February 9, 2016 (the date of our 2016 Annual Meeting of Stockholders). The fair value on the grant date of the stock awards granted to Non-Employee Directors was determined based on the closing price of our common stock on the date of grant which was $29.93. In accordance with our Non-Employee Director compensation program, the number of shares subject to each of these awards was determined by dividing a fixed dollar amount of $145,000 by the average closing price of a share of our common stock over a period of twenty consecutive trading days ending on the date of grant which was $30.72. Accordingly, the dollar amount reported in the table above is different from the fixed dollar amount used to calculate the number of shares to be subject to these awards. Pursuant to our Non-Employee Director compensation program, Ms. Alexy was granted 5,175 fully-vested shares of our common stock upon her appointment to the Board on September 6, 2016. The fair value on the grant date of the stock award granted to Ms. Alexy was determined based on the closing price of our common stock on the date of grant which was $39.69. In accordance with our Non-Employee Director compensation program, the number of shares subject to the award was determined by dividing $206,575 (the fixed dollar amount for her initial equity award grant calculated as described below under "Equity Awards") by the average closing price of a share of our common stock over a period of twenty consecutive trading days ending on the date of grant which was $39.91. For additional information on the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in the Stock-Based Compensation footnote to the Company's Consolidated Financial Statements, included as part of the Company's 2016 Annual Report on Form 10-K, filed with the SEC. No stock awards or option awards granted to Non-Employee Directors were forfeited during fiscal year 2016.

(2)	As of October 2, 2016, none of our Non-Employee Directors held any outstanding and unexercised option awards or unvested stock awards.

(3)	Ms. Alexy joined the Board of Directors on September 6, 2016.
Director Compensation Policy

The Board has adopted the following policies for compensating our Non-Employee Directors for their service to the Board.
Cash Compensation
For fiscal year 2016, each Non-Employee Director was paid an annual cash retainer of $60,000. A Non-Employee Director who served as the Independent Chair of the Board or the Lead Independent Director was entitled to an additional cash retainer of $60,000 annually while serving in that position. The Chairs of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee receive additional annual retainers of $15,000, $10,000, and $7,500, respectively, while serving in these positions. In addition, the members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee (including in each case the Chair of the committee) receive additional annual retainers of $12,000, $10,000 and $7,500, respectively. In the event a Non-Employee Director attends more than eight meetings of the Board or of the Audit Committee, the

Microsemi Corporation	21

Director Compensation

Compensation Committee or the Governance and Nominating Committee in a particular fiscal year (whether such attendance is in person or by telephone and regardless of the length of the meeting), the director receives a $1,500 fee for each meeting of the Board or the Board committee, as applicable, attended in excess of eight meetings during that fiscal year (in the case of committee meetings, only if the director is a member of the applicable committee). No additional compensation is paid for actions taken by the Board or any committee by written consent.
Equity Awards
Our director compensation policy is designed to further link the interests of directors with those of our stockholders through awards of our common stock. Under the policy the number of shares of our common stock to be awarded to a Non-Employee Director on a particular grant date is determined by dividing a pre-established grant date value (expressed in dollars) by the average closing price (the "Average Closing Price") of a share of our common stock over a period of twenty consecutive trading days ending with the grant date (or on the immediately preceding trading day if the grant date is not a trading day). We believe this approach provides our directors with consistent levels of equity-based compensation each year when measured based on grant-date values. Each award of our common stock to a Non-Employee Director is fully vested at grant.
The annual grant date value used to determine the number of shares of our common stock to award to each of our continuing Non-Employee Directors for fiscal year 2016 was $145,000. The Board determined that the equity awards granted to our Non-Employee Directors for fiscal year 2016 would be made at our Annual Meeting of Stockholders. Accordingly, on February 9, 2016, each of our Non-Employee Directors in office at that time was awarded 4,720 shares of our common stock, which was determined by dividing a grant date value of $145,000 by the Average Closing Price on that date which was $30.72. In November 2016, the Board approved an amendment to the policy to increase the grant date value for future annual grants to our continuing Non-Employee Directors to $195,000.
A new Non-Employee Director appointed or elected to the Board will be granted an award of our common stock on the date the director first becomes a member of the Board. In fiscal year 2016, the number of shares subject to this initial grant was determined by dividing (1) the sum of $145,000 plus (if the director takes office other than on the date of an Annual Meeting of Stockholders) a pro-rata portion of the regular $145,000 annual equity award grant value (to account for the period of time remaining in the year before the next regular annual equity award grant for our Non-Employee Directors) by (2) the Average Closing Price as of that date. For example, if a new Non-Employee Director first joined the Board six months after the last Annual Meeting of Stockholders, the Non-Employee Director would receive a number of shares of our common stock equal to $217,500 (the initial fixed grant amount of $145,000 plus a pro-rata portion ($72,500) of the regular annual grant amount to account for the fact that the director joined the Board mid-year) divided by the Average Closing Price on the date the director joins the Board. As noted above, the Board approved an amendment to the policy in November 2016 to increase the regular annual Non-Employee Director grant amount from $145,000 to $195,000. The initial fixed grant amount for a new Non-Employee Director remained $145,000. Accordingly, if a new Non-Employee Director were to join the Board after the 2017 Annual Meeting of Stockholders, the number of shares subject to the director’s initial equity award would be determined by dividing (i) the sum of $145,000 plus a pro-rata portion of the regular $195,000 annual equity award grant value by (2) the Average Closing Price as of the grant date.
All of our Non-Employee Directors will be reimbursed by the Company for their reasonable travel, lodging and meal expenses incident to meetings of the Board or committees of the Board or in connection with other Board related business.
Director Stock Ownership Guidelines

Our Board of Directors has established stock ownership guidelines for our directors. Each director shall, by August 5, 2014 or within five years after first becoming a member of the Board, whichever occurs later, own a number of shares of our common stock not less than the lesser of (1) 10,000 shares, or (2) a number of shares that have a fair market value equal to three times the amount of the base annual retainer (determined before taking into account any additional cash retainers paid, such as any additional retainer for serving as Lead Independent Director, on a Committee of the Board of Directors or as the Chair of a Committee of the Board of Directors) paid by us to the director for service on our Board of Directors. The closing price of a share of the Company’s common stock on December 19, 2016 was $55.86. At that price, the value of 10,000 shares of our common stock (the stock ownership guideline) was approximately 9.3 times the current $60,000 base annual retainer paid to our Non-Employee Directors. As of the

Microsemi Corporation	22

Director Compensation

date of filing of this Proxy Statement, each of our Non-Employee Directors either has satisfied the policy or has additional time remaining under the policy in which to meet these guidelines.

Microsemi Corporation	23

Executive Compensation

Compensation Discussion & Analysis

This section explains Microsemi’s executive compensation program as it relates to the following "Named Executive Officers" of the Company:

Name	Position With the Company
James J. Peterson	Chairman of the Board and Chief Executive Officer
Paul H. Pickle	President and Chief Operating Officer
John W. Hohener	Executive Vice President and Chief Financial Officer
Steven G. Litchfield	Executive Vice President and Chief Strategy Officer
David Goren	Senior Vice President, Business Affairs, Legal and Compliance
Fiscal Year 2016 Highlights

The compensation program for our Named Executive Officers is tied to performance. Performance highlights for Company for fiscal year 2016 include the following:

•	Net sales of $1.65 billion, up 32.9% over fiscal year 2015.

•	GAAP gross margin 56.6%, up 170 basis points over fiscal year 2015.

•	Non-GAAP gross margin was 60.9%, up 420 basis points from fiscal year 2015.

•	GAAP operating cash flow of $274.6 million and non-GAAP Net Cash Flow of $401.4 million.

•
Our stock price increased by 30% from $32.24 as of fiscal year end 2015 to $41.98 as of fiscal year end 2016 and increased by 73% compared to the Company's closing price on December 19, 2016 of $55.86.

See Appendix A for the definitions of non-GAAP gross profit, gross margin, net income per diluted share and Net Cash Flows, and reconciliations of each of these non-GAAP financial measures to comparable financial measures calculated in accordance with GAAP. Net Cash Flow is further defined below.
Our fiscal year 2016 executive compensation highlights include the following:

•
As illustrated in the chart on page 27, 97% of the fiscal year 2016 total compensation opportunity for our Chief Executive Officer, and an average of 87% of the fiscal year 2016 total compensation opportunity for each of our other Named Executive Officers, was performance-based and/or linked to the value of the Company’s common stock.

•
The Company granted annual long term incentive equity awards to the Named Executive Officers for fiscal year 2016 in October 2015. Three fourths of the shares subject to each Named Executive Officer's annual equity award granted were subject to performance vesting criteria. Performance for purposes of the awards is measured over a three-year period based on Company rankings relative to peer companies selected by the Compensation Committee for growth in Revenue and growth in Adjusted EPS, with a relative total shareholder return modifier applied at the end of the three years.

•
Consistent with our performance-based philosophy, and to explicitly link CEO compensation with shareholder value creation, in July 2016 we granted Mr. Peterson a special long-term incentive equity award with vesting contingent on significant appreciation in the value of a share of our common stock after the grant date of the award. Vesting of the award is contingent on the Company achieving and maintaining certain stock price targets that, if achieved, would represent all-time stock price highs and would generate substantial shareholder value. Furthermore, no further equity award is contemplated for Mr. Peterson until fiscal year 2019. This multi-year performance award, with vesting contingent on reaching new stock price highs and creating significant shareholder value, demonstrates the Company’s commitment to linking CEO pay to performance. The award is generally scheduled to vest as follows: (1) twenty-five percent (25%) of the shares

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Executive Compensation

subject to the award are scheduled to vest if the closing price of a share of Company common stock over a period of at least 20 consecutive trading days (or the Company’s share price in certain change in control transactions) equals or exceeds $50.00 within five years after the grant date; (2) fifty percent (50%) of the shares subject to the award are scheduled to vest if the closing price of a share of Company common stock over a period of at least 20 consecutive trading days (or the Company’s share price in certain change in control transactions) equals or exceeds $60.00 within five years after the grant date; and (3) twenty-five percent (25%) of the shares subject to the award are scheduled to vest if the closing price of a share of Company common stock over a period of at least 20 consecutive trading days (or the Company’s share price in certain change in control transactions) equals or exceeds $70.00 within five years after the grant date. At the time the award was granted, the stock price-based vesting levels of $50.00, $60.00 and $70.00 were all significantly higher than the closing price for a share of Company common stock on the NASDAQ stock market on the grant date of the award ($36.30) and greater than the highest trading price for a share of Company common stock ever reported on the NASDAQ stock market ($39.56).

Closing Price on Grant Date	Stock Price Vesting Targets
$36.30	$50.00	$60.00	$70.00
% Increase Required to Vest	38%	65%	93%

Highest MSCC Trading Price Ever at Time of Grant	Stock Price Vesting Targets
$39.56	$50.00	$60.00	$70.00
% Increase Required to Vest	26%	52%	77%
For more information on this grant and its vesting terms, see "CEO Long-Term Incentive Equity Award" below. In light of this award, the Compensation Committee determined that, other than his annual equity award for fiscal year 2016 described above, Mr. Peterson would not receive any additional long-term incentive equity awards in 2016 or 2017 (i.e. the grants for fiscal years 2017 and 2018, respectively).

•
Target bonus percentages for our Named Executive Officers under our fiscal year 2016 executive bonus plan remained the same as under our fiscal year 2015 plan. Fiscal year 2016 bonuses were determined based on our revenue, Adjusted EPS, and Net Cash Flow for the year, and were paid at 172% of the applicable targeted levels. For each performance measure, the threshold, target and maximum performance levels were set at levels higher than the corresponding goals established for the fiscal year 2015 bonus program, and the threshold goals for Revenue and Adjusted EPS were set at a higher level than the Company’s actual performance for these metrics during fiscal year 2015. In order to further align the Named Executive Officers’ interests with those of our stockholders, the Compensation Committee determined that payments under the bonus program for fiscal year 2016 would be made in shares of our common stock rather than cash, with the number of shares to be delivered in payment of a bonus to be determined based on the average of the closing prices for a share of Company common stock over a period of twenty consecutive trading days ending with the date on which the Compensation Committee determined the bonus amount.

•
After remaining at fixed levels since fiscal year 2012 (other than for one increase in connection with the promotion of our Chief Operating Officer), base salary levels for our Named Executive Officers were moderately increased for fiscal year 2016.

Executive Compensation Program

The objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance, and to create proper incentives to enhance the value of the Company and reward superior performance.
In furtherance of our executive compensation objectives, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features are described in greater detail later in the report and include the following:

Microsemi Corporation	25

Executive Compensation

Elements	Description	Philosophy and Objectives
Base Salary	Fixed cash compensation based on responsibility, performance assessment, experience, tenure, and potential.	Intended to attract and retain highly qualified executives.
Annual Bonus Plan
Budget-based program that supports the annual and multi-year strategic plan of the Company. The fiscal year 2016 plan measured performance against absolute revenue, earnings per share, and net cash flow goals. These goals represent key value drivers for our Company.

Intended to motivate our Named Executive Officers to achieve specified financial goals and any other operating objectives established for the particular year, to emphasize our pay-for-performance philosophy, and to promote retention.

Long-Term Incentives
Performance shares which vest based on our revenue and earnings growth over multiple periods, as well as our total shareholder return for the award period, relative to our direct industry peers, and time-based restricted stock to facilitate retention and promote shareholder alignment and ownership.

Intended to align Named Executive Officers’ long-term interests with stockholders’ long-term interests and promote retention. The performance shares differ from the annual bonus plan in that they vest based on performance over multiple time periods relative to industry peers.

Perquisites and Personal Benefits	Include an automobile allowance and company-paid premiums for life insurance coverage, disability insurance coverage, and health insurance coverage under the Company’s executive health plan.	Intended to attract and retain highly qualified executives, and to provide competitive benefits appropriate for our labor market.
Severance	Transitional benefits provided upon the occurrence of certain types of termination.	Intended to facilitate a transition of employment, and to provide competitive benefits appropriate for our labor market.

Microsemi Corporation	26

Executive Compensation

The following chart shows the mix of each Named Executive Officer’s target total compensation opportunity for fiscal year 2016, consisting of base salary, target annual bonus level, and grant-date fair value of equity awards granted during the fiscal year (with the grant date fair values of these awards determined using the equity award valuation principles applied in the Company’s financial reporting):
The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our stockholders. For this reason, and as the chart above illustrates, compensation that is performance-based and/or linked to the value of the Company’s common stock constitutes a substantial portion of each of our Named Executive Officers’ compensation.
At our last annual stockholders meeting held in February 2016, 82.7% of our stockholders voting on the proposal to approve our executive compensation program supported our program. Based on this high level of support, the Compensation Committee did not change its general approach to executive compensation for fiscal year 2016. However, as described below under "CEO Long-Term Incentive Equity Award," the Compensation Committee approved a special equity award to Mr. Peterson in July 2016 with vesting tied to achievement of specified stock price targets within five years after the grant date, in order to further link Mr. Peterson’s compensation with the interests of our stockholders. In light of this award, the Compensation Committee determined that Mr. Peterson would not receive any additional long-term incentive equity awards in 2016 or 2017 (i.e. the grants for fiscal years 2017 and 2018, respectively).
Microsemi conducted a broad-based engagement of our shareholders regarding the CEO Long-Term Incentive Award, covering the holders of well over a majority of our shares outstanding. The Company received positive responses in its outreach, with some shareholders noting the effectiveness of such an award type at other companies within Microsemi's industry. In addition, many of Microsemi's analysts responded favorably to the CEO Long-Term Incentive Award in their published research reports.

Microsemi Corporation	27

Executive Compensation

As noted above, we believe our executive compensation program includes a number of features that further our compensation philosophy and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the Named Executive Officers.
Compensation Governance Measures

Certain practices included and excluded from our executive compensation programs are highlighted below.

Things We Do
Our executive compensation program is designed to link pay to multiple performance measures and includes, among other things, revenue, adjusted earnings per share, net cash flow and total shareholder return as performance measures.

Our incentive programs provide balance by measuring both absolute performance and relative performance, and by measuring near-term performance and longer-term performance.
Our Compensation Committee retains its own independent compensation consultant.
The Compensation Committee’s independent compensation consultant performed a compensation risk overview and, taking that overview into account, the Compensation Committee believes that our compensation programs do not encourage unnecessary or excessive risk taking.

The Compensation Committee reviews external market data when making compensation decisions.
None of our change-in-control agreements include "single-trigger" benefits that pay out based solely on a change in control. Our change-in-control agreements include double-triggers that generally provide two years cash severance for our Named Executive Officers.

Our Board of Directors adopted a clawback policy, which allows the Board or the Compensation Committee to recover payments made to the Named Executive Officers under our cash and equity incentive programs in certain circumstances.

Our Named Executive Officers and Non-Employee Directors are subject to our stock ownership policy.

Things We Don't Do
Our equity compensation plan does not permit repricing of stock options and similar awards without stockholder approval.
We do not offer executive employment agreements with fixed-term employment commitments.
We do not offer guaranteed bonuses.
We do not offer tax gross-ups on perquisites.
We do not offer a defined benefit pension or supplementary executive retirement plan.
We do not allow employees and directors to engage in hedging transactions, trade in options on our common stock, or pledge or short-sell our common stock.
Determining Executive Compensation

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our other Named Executive Officers.
The Compensation Committee conducts an annual review of our executive compensation programs to help ensure that:

•	The program is designed to allow the Company to recruit and retain superior talent and to create a direct relationship between executive compensation and performance; and

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Executive Compensation

•	The program provides compensation and benefit levels that create proper incentives to enhance the value of the Company and reward superior performance.
Except as otherwise noted in this "Compensation Discussion and Analysis," decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.
Use of Peer Group Data
The Compensation Committee reviews compensation levels for our executive officers against compensation levels for similar positions at a peer group of companies to help ensure that our executive compensation levels are reasonable. However, the Compensation Committee does not specifically "benchmark" compensation at a particular level as compared with these other companies. Instead, the Compensation Committee refers to the peer group compensation data as one data point regarding competitive pay levels. The Compensation Committee’s practice has been to retain independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data for these companies. The Compensation Committee selected the following companies as our peer group companies for fiscal year 2016:

Fiscal Year 2016 Peer Group
Cree, Inc.	Linear Technology Corporation	Semtech Corporation
Cypress Semiconductor Corporation	Marvell Technology Group Ltd.	Skyworks Solutions, Inc.
Diodes Incorporated	Maxim Integrated Products, Inc.	Synaptics Incorporated
Fairchild Semiconductor Intl., Inc.	Microchip Technology Incorporated	Teradyne, Inc.
Integrated Device Technology, Inc.	ON Semiconductor	Vishay Intertechnology, Inc.
Intersil Corporation	OSI Systems, Inc.	Xilinx, Inc.
Lam Research Corporation	Roper Technologies, Inc.
These peer group companies were selected by the Compensation Committee as companies with which we compete for top executive talent based on the recommendations of its independent consultant. Peer companies represent publicly traded companies that are direct participants in the semiconductor, semiconductor equipment, and technology hardware and equipment companies with similarities in company size, customer relationships, business processes and other relevant factors. The Compensation Committee also considers company size in its judgment based on revenue and market capitalization.
The table below shows how the Company compares to the peer group in terms of revenue and market capitalization (as of the date the peer group was selected and based on the most recent publicly available information, amounts in millions):

	Revenue	Market Capitalization
Microsemi	$1,246	$3,133
75th Percentile	$2,192	$9,681
50th Percentile	$1,446	$3,010
25th Percentile	$899	$1,583
The Compensation Committee reviews the peer group annually and may make changes in the group as it deems appropriate. With reference to the companies included in the Company’s executive compensation peer group for fiscal year 2015, Altera Corporation, Atmel Corp. and PMC-Sierra, Inc. were removed from the executive compensation peer group for fiscal year 2016 to adjust for merger or acquisition activity. ON Semiconductor Corporation, Roper Technologies, Inc., Teradyne, Inc. and Vishay Intertechnology, Inc. were added to the peer group based on the criteria above and to help position the Company at approximately the middle of the range of revenues and market capitalization for the peer group.

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Executive Compensation

Current Executive Compensation Program Elements

Base Salaries
The Company has not entered into employment agreements with any of the Named Executive Officers that provide for minimum levels of base salary. Salaries for our Named Executive Officers are reviewed by the Compensation Committee on an annual basis and the Compensation Committee makes a subjective determination as to whether and the extent to which the salaries should be adjusted. To help inform its decisions in setting specific salary levels for each Named Executive Officer and the Company’s other executive officers, the Compensation Committee considers the executive’s past performance and expected future contributions to the Company, the Company’s overall performance, the executive’s salary and responsibilities relative to the other executive officers, the salaries of similarly situated executives with our peer companies, competitive data provided by the Compensation Committee’s independent compensation consultants and the overall competition within the high technology market for executive talent. A formula is not used for these purposes and none of these factors is given any particular weight over another as the ultimate base salary determinations by the Compensation Committee are subjective.
Base salary levels for our Named Executive Officers had not increased since fiscal year 2012, other than one increase in connection with the promotion of our Chief Operating Officer in fiscal year 2013. During its annual review of base salaries conducted October 2015, the Compensation Committee determined in its judgment that it would be appropriate to approve moderate increases in these base salary levels for the Named Executive Officers fiscal year 2016 as set forth in the table below. The Compensation Committee believes that the base salary levels of the Named Executive Officers are competitive and, based on information provided by the Compensation Committee’s independent compensation consultant, are generally near the median base salary levels provided to similarly situated executives of the peer companies identified above.

Name	Title	Fiscal Year 2015 Base Salary	Fiscal Year 2016 Base Salary	Percentage Change
James J. Peterson	Chairman of the Board and Chief Executive Officer	$735,000	$805,000	9.5%
Paul H. Pickle	President and Chief Operating Officer	$400,000	$440,000	10.0%
John W. Hohener	Executive Vice President and Chief Financial Officer	$398,600	$407,000	2.1%
Steven G. Litchfield	Executive Vice President and Chief Strategy Officer	$356,400	$400,000	12.2%
David Goren	Senior Vice President, Business Affairs, Legal and Compliance	$340,000	$365,000	7.4%
Annual Incentive Bonuses
In October 2015, the Compensation Committee approved a program (the "bonus program") that provided each of the Named Executive Officers with an incentive bonus opportunity for fiscal year 2016. As noted above, the Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers’ compensation.
Bonus Opportunity for Fiscal Year 2016
The Compensation Committee set target bonus amounts for each executive at levels that it believed, in its subjective judgment, were appropriate based on its assessment of the target bonus opportunity of similarly situated executives with our peer companies and the executive’s responsibilities relative to the other executive officers. Differences in target bonus amounts reflect the Compensation Committee’s assessment of different competitive pay levels for each position. Bonus amounts are not guaranteed and may range from 0% to 200% of target, depending on performance relative to goals established by the Compensation Committee. All bonuses are capped at 200% of target. The Compensation Committee retains discretion to reduce bonus payout amounts below the levels that would otherwise be determined under the bonus program.

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The following table shows the target bonus for each Named Executive Officer (expressed as a percentage of base salary), as well as the maximum and minimum payout levels for each executive:

Name	Bonus as a % of Base Salary if Threshold Performance not Met*	Bonus as a % of Base Salary if Target Performance Achieved	Bonus as a % of Base Salary if Maximum Performance Achieved
James J. Peterson	0%	110%	220%
Paul H. Pickle	0%	75%	150%
John W. Hohener	0%	70%	140%
Steven G. Litchfield	0%	65%	130%
David Goren	0%	60%	120%
* Performance at the threshold level would result in payout of 50% of the target bonus
The target bonus levels were the same for each executive as provided under the Company’s bonus program for fiscal year 2015.
Bonus Design for Fiscal Year 2016
In keeping with past practices and in order to incentivize performance throughout the fiscal year, the bonus program was divided into two components-a "First-Half Performance Period" comprised of the first two quarters of fiscal year 2016, and a "Fiscal Year 2016 Performance Period" covering the entire fiscal year. Each executive had the opportunity to earn up to 100% of the executive’s target bonus for fiscal year 2016 during the First-Half Performance Period. In order to further align the Named Executive Officers’ interests with those of our stockholders, the Compensation Committee determined that payments under the bonus program for fiscal year 2016 would be made in shares of our common stock rather than cash, with the number of shares to be delivered in payment of a bonus to be determined based on the average of the closing prices for a share of Company common stock over a period of twenty consecutive trading days ending with the date on which the Compensation Committee determined the bonus amount.
The Compensation Committee selected revenue, adjusted earnings per share, and adjusted net cash flow from operations (referred to in this discussion as "Revenue," "Adjusted EPS," and "Net Cash Flow" respectively) as the performance metrics for the bonus program. The Company’s results for each metric were calculated in accordance with generally accepted accounting principles, with earnings per share and net cash flow then adjusted for the impact of restructuring activities, purchase accounting, acquisition-related charges and non-cash charges such as amortization of intangible assets and stock-based compensation. For more information on these adjustments to earnings per share and net cash flow under our bonus program, please see the press releases filed with our current reports on Form 8-K filed with the SEC on April 28, 2016 and November 10, 2016.
The Compensation Committee believed, in its judgment, that Revenue, Adjusted EPS and Net Cash Flow were appropriate short-term measures of the Company’s growth and performance for purposes of the bonus program and that it would be appropriate for each of these metrics to be weighted equally under the bonus program. In addition, the Compensation Committee established performance objectives, after considering both internal forecasts and external market conditions, that were deemed to be challenging, yet motivational. For each performance measure, the threshold, target and maximum levels were set at levels higher than the corresponding goals established for the fiscal year 2015 bonus program, and the threshold goals for Revenue and Adjusted EPS were set at a higher level than the Company’s actual performance for these metrics during fiscal year 2015.
The table below illustrates the threshold, target and maximum goals for each of the performance measures included in the fiscal year 2016 bonus plan for both the First-Half Performance Period and the Fiscal Year 2016 Performance Period, as well as the corresponding payout percentages. The payout percentage is determined by linear interpolation for performance between the 50% and 200% levels.

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	Revenue (in thousands)		Adjusted EPS		Net Cash Flow (in thousands)
	First Half Fiscal Year 2016	Fiscal Year 2016	First Half Fiscal Year 2016	Fiscal Year 2016	First Half Fiscal Year 2016	Fiscal Year 2016	Payout
Maximum	$664,580	$1,383,090	$1.49	$3.33	$150,987	$312,624	200%
	$654,875	$1,366,658	$1.43	$3.22	$149,428	$309,708	175%
	$649,000	$1,350,000	$1.40	$3.13	$147,692	$305,757	125%
Target	$640,382	$1,295,149	$1.36	$2.84	$145,322	$298,947	100%
Minimum	$631,526	$1,269,912	$1.32	$2.77	$143,003	$288,855	50%
The Compensation Committee also determined it would be appropriate in awarding bonuses for the entire Fiscal Year 2016 Performance Period to take into account the Company’s relative performance for each metric against a peer group of companies. To measure the Company’s performance and the performance of the peer group companies for this purpose, a growth measure for each company would be determined for each performance metric based on the company’s performance levels for its four fiscal quarters ending during the Company’s fiscal year 2016 as compared to its four consecutive fiscal quarters that ended immediately prior to the Company’s fiscal year 2016. If the bonus percentage for a particular performance metric was below 100% as determined under the table above and the Company’s relative growth level for that metric was at the 70th percentile or higher as compared with the peer group, the bonus percentage for that metric would be increased to 100%. However, if the Company’s relative growth level for a particular performance metric was at the 20th percentile or lower as compared with the peer group, the bonus percentage for that metric would be reduced by multiplying it by 80%.
Below we list the peer companies the Compensation Committee selected for determining relative performance under the bonus program. This group of companies has considerable overlap with, but is not identical to, the compensation peer group for fiscal year 2016 listed earlier. The performance peer companies represent organizations with which the Company competes for customers and market share, as well as investments and financing, and are not subject to the same size constraints used for defining compensation peers noted above. Additionally, the Compensation Committee believed it was appropriate to establish a slightly broader performance peer group than the Company’s general executive compensation peer group for fiscal year 2016 to help mitigate the impact that extraordinary, unforeseen circumstances impacting any one company could have on the overall performance comparison. The fiscal year 2016 performance peer group was largely the same as the performance peer group for fiscal year 2015, except that five companies that were acquired during the year were removed and four companies were added based on the criteria noted above.

Fiscal Year 2016 Performance Peer Group
Amkor Technology, Inc.	Intersil Corporation	ON Semiconductor Corporation
Analog Devices, Inc.	Linear Technology Corporation	Power Integrations, Inc.
Avago Technologies, Ltd.	M/A-Com Technology Solutions, Inc.	QLogic Corp.
AVX Corporation	Marvell Technology Group Ltd.	RF Micro Devices, Inc.
Cobham plc	Maxim Integrated Products, Inc.	Semtech Corporation
Cypress Semiconductor Corporation	MaxLinear, Inc.	Silicon Laboratories Inc.
Diodes Incorporated	Mercury Systems, Inc.	Skyworks Solutions, Inc.
Fairchild Semiconductor Intl., Inc.	Microchip Technology Incorporated	Vishay Intertechnology, Inc.
Infineon Technologies AG	MKS Instruments, Inc.	Xilinx, Inc.
Integrated Device Technology, Inc.
Bonus Results for Fiscal Year 2016
In April 2016, the Compensation Committee reviewed the Company’s performance during the First Half Performance Period and determined that the Company achieved the following performance levels for that period: Revenue - $773.5 million, Adjusted EPS - $1.39, and Net Cash Flow - $187.3 million. Applying the formulas for the First Half Performance Period set forth in the table above, the Compensation Committee approved a bonus for each of the Named Executive Officers of 172.9% of the executive’s target bonus for that period.

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In November 2016, the Compensation Committee reviewed the Company's performance during the Fiscal Year 2016 Performance Period and determined that the Company achieved the following performance levels for that period: Revenue - $1,655.0 million, Adjusted EPS - $3.03, and Net Cash Flow - $401.4 million. Applying the formulas for the Fiscal Year 2016 Performance Period set forth in the table above, the Compensation Committee approved a bonus for each of the Named Executive Officers of 172.1%of the executive’s target bonus for fiscal year 2016 (including the bonus amounts previously paid for the First Half Performance Period). No adjustments were made for relative performance as the Company’s growth level for each performance metric was above the 20th percentile compared to the peer companies.
Fiscal Year 2016 Bonus Payout
The following table sets forth each Named Executive Officer’s actual bonus for fiscal year 2016:

Name	Target Bonus	First Half Bonus Paid	Fiscal Year 2016 Year-End Bonus Paid (1)	Total Bonus Paid	Bonus Paid as a % of Target
James J. Peterson	$885,500	$765,589	$758,591	$1,524,180	172.1%
Paul H. Pickle	$330,000	$285,313	$282,705	$568,018	172.1%
John W. Hohener	$284,900	$246,320	$244,068	$490,388	172.1%
Steven G. Litchfield	$260,000	$224,792	$222,737	$447,529	172.1%
David Goren	$219,000	$189,344	$187,613	$376,957	172.1%

(1)
For each Named Executive Officer, this amount represents the executive’s total bonus awarded for fiscal year 2016, less the amount of the executive’s "First Half Bonus Paid" (which was paid to the executive in April 2016).

As noted above, the bonuses awarded to each Named Executive Officer under the fiscal year 2016 bonus program were paid in shares of the Company’s common stock. The amounts reflected in the "First Half Bonus Paid" column were converted to shares based on the average closing prices of our stock over the period of twenty consecutive trading days ending April 25, 2016 (which was $37.42), the date that the Compensation Committee approved these awards. The amounts reflected in the "Fiscal Year 2016 Year-End Bonus Paid" column were converted to shares based on the average closing prices of our stock over the period of twenty consecutive trading days ending November 7, 2016 (which was $41.00), the date that the Compensation Committee approved these awards. The table below set forth the number of shares issued to each Named Executive Officer under the fiscal year 2016 bonus program:

Name	Shares Issued in Payment of First Half Bonus	Shares Issued in Payment of Fiscal Year 2016 Year-End Bonus
James J. Peterson	20,458	18,500
Paul H. Pickle	7,624	6,894
John W. Hohener	6,582	5,952
Steven G. Litchfield	6,007	5,432
David Goren	5,060	4,575

Under SEC rules, the portion of each Named Executive Officer’s bonus that is awarded in cash is reported in the Summary Compensation Table below as non-equity incentive plan compensation for the fiscal year in which the bonus is earned, whereas the portion of each Named Executive Officer’s bonus that is awarded in shares is reported in the Summary Compensation Table below as stock award compensation for the fiscal year in which the grant date of the share award (as determined for accounting purposes) occurs. Accordingly, the bonus paid in shares for the First Half Performance Period to each of the Named Executive Officers is reported in the Summary Compensation Table as compensation for fiscal year 2016 as these shares were issued during fiscal year 2016, whereas the bonus paid in shares for fiscal year 2016 was paid shortly after the end of fiscal year 2016 (in November 2016) and will be reported as compensation for fiscal year 2017 in the compensation tables that appear in next year’s proxy statement (assuming the executive continues to be a Named Executive Officer).

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Executive Compensation

Long-Term Incentive Equity Awards
Our policy is that the long-term compensation of our Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, we have historically made annual grants of equity-based awards to provide further incentives to our executives to increase stockholder value. As previously noted, the Compensation Committee believes that performance-based compensation such as long-term equity incentives plays a significant role in aligning management’s interests with those of our stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers’ compensation.
As described in more detail below, for fiscal year 2016, the Company granted awards with performance-based vesting requirements (in addition to a continued service requirement) for three-fourths of each Named Executive Officer’s annual equity-based award (with the remaining one-fourth of the award vesting based on the executive’s continued employment with the Company). The Compensation Committee believes that this emphasis on performance-based vesting of the Named Executive Officers’ equity awards helps to further align their interests with the interests of our stockholders.
Fiscal Year 2016 Equity Awards for Named Executive Officers
The Compensation Committee makes a subjective determination each year as to the type and number of long-term incentive equity awards to be granted to our Named Executive Officers in that year. To help inform its decision making process, the Compensation Committee considers a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his individual responsibilities, the equity participation levels of comparable executives at comparable companies, the Compensation Committee’s general assessment of Company and individual performance, the executive’s contribution to the success of the Company’s financial performance, the tax consequences of the grants to the individual executive and the Company, accounting impact, and potential dilution effects. A formula is not used for these purposes and none of these factors is given any particular weight over another as the ultimate equity award grant determinations by the Compensation Committee are subjective.
For fiscal year 2016, the annual equity awards granted to the Named Executive Officers consisted of restricted shares (or restricted stock units in the case of performance-based awards) that generally vest over the three-year period following the date of grant. Restricted shares (or units) are designed both to link executives’ interests with those of our stockholders (as the shares’ value is based on the price of our common stock) and to provide a long-term retention incentive for the vesting period (as the shares generally have value regardless of stock price volatility). In addition, fewer restricted shares (or units) can be awarded to deliver the same grant-date value as stock options (determined using the equity award valuation principles applied in the Company’s financial reporting).
The table below reflects the annual equity awards granted to the Named Executive Officers for fiscal year 2016. The values shown for the awards in the table below represent the value of the awards (at target for performance shares) on the date of grant calculated as noted below. The ultimate value of the awards will be contingent on the stock price at the time of vesting, and the degree to which performance awards vest.

Name	Time-Based Restricted Shares Awarded	Target Performance-Based Restricted Share Units Awarded	Aggregate Grant Date Fair Value (1)
James J. Peterson	38,803	116,410	$5,715,991
Paul H. Pickle	17,709	53,128	$2,608,697
John W. Hohener	14,468	43,404	$2,131,238
Steven G. Litchfield	15,533	46,600	$2,288,157
David Goren	10,358	31,074	$1,525,806

(1)
These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. The fair value of stock awards granted was based on the closing price of our common stock on the date of grant. One-fourth of the aggregate grant date stock award value was attributable to the Named Executive Officer’s time-based restricted stock award and three-fourths of the value was attributable to the Named Executive Officer’s performance-based restricted stock unit award. The grant date value of the performance-based restricted stock unit award was determined assuming "target" level of performance, and the

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actual payout of the award (based on performance for fiscal years 2016, 2017, and 2018) could range from 0% to 270% of the target level as described below.
Fiscal Year 2016 Performance Share Award
For fiscal year 2016, three-fourths of the annual equity award granted to each executive was subject to performance vesting criteria. These shares are eligible to vest and be paid depending on Company rankings relative to peer companies selected by the Compensation Committee for growth in Revenue (70% of the performance award) and growth in Adjusted EPS (30% of the performance award). The Compensation Committee selected the relative weighting between Revenue and Adjusted EPS to align the performance metrics with our long-term growth initiatives. To measure the Company’s performance and the performance of the peer group companies for this purpose, a growth measure for each company would be determined for each performance metric based on the company’s performance levels for its four fiscal quarters ending during the applicable performance period as compared to its four consecutive fiscal quarters that ended immediately prior to the applicable performance period.
Performance rankings relative to peer companies are measured over cumulative one-, two-, and three-year periods. While some level of payout may be earned after each period as reflected in the tables below, the award is back-end weighted to promote long-term retention and a sustained performance focus. Furthermore, initial year payments are subtracted from subsequent year results to avoid paying for the same performance twice. Accordingly, any payouts made in connection with the initial performance year are deducted from the results of the cumulative two-year measurement period, and any payments made for the first two performance periods are deducted from the cumulative three-year measurement period.
Finally, in order to provide further alignment with stockholders, the payout percentages for the three-year performance period may be modified based on the Company’s TSR ranking within the peer group over that period. If the Company’s TSR ranking is in the top quartile of the peer group, the payout percentage will be increased by 20%. If the Company’s TSR ranking is in the bottom quartile of the peer group, the payout percentage will be reduced by 20%. If the Company's TSR ranking falls within the middle quartiles of the peer group, no modification will occur.
The tables below provide the payout percentages of the fiscal year 2016 performance share awards. We show the performance ranking scale and the shares that vest as a percentage of target award. The vesting percentage is determined by linear interpolation for performance between the threshold and maximum levels.

Period 1: Initial Year Measurement (Fiscal Year 2016)		Period 2: Cumulative 2-Year Measurement (Fiscal Years 2016-2017)
Relative Revenue/Adjusted EPS Percentile Ranking	Shares Vested as a % of Target Award	Relative Revenue/Adjusted EPS Percentile Ranking	Shares Vested as a % of Target Award
50th Percentile and Above	40%	50th Percentile and Above	100%
25th Percentile	24%	25th Percentile	60%
10th Percentile	10%	10th Percentile	25%
Less than 10th Percentile	0%	Less than 10th Percentile	0%
		Net of Period 1 Payout

Period 3: Cumulative 3-Year Measurement (Fiscal Year 2016-2018)
Relative Revenue/Adjusted EPS Percentile Ranking	Shares Vested as a % of Target Award	Relative TSR Percentile Ranking	Multiplier
80th Percentile and Above	225%	Top Quartile	1.20
50th Percentile	100%	2nd or 3rd Quartile	1.00
25th Percentile	60%	Bottom Quartile	0.80
10th Percentile	25%
Less than 10th Percentile	0%
Net of Prior Payouts for Periods 1 and 2

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Fiscal Year 2016 Performance Peers
The peer companies the Compensation Committee selected for determining relative performance under the fiscal year 2016 performance share awards are the same companies, listed above, that we used to measure relative performance under our bonus plan for fiscal year 2016. As described above, this group of companies is slightly broader than the Company’s general executive compensation peer group for fiscal year 2016.
CEO Long-Term Incentive Equity Award
On July 26, 2016, the Compensation Committee approved a long-term incentive equity award for Mr. Peterson, with performance-based vesting conditions tied to achieving specified Company common stock values within five years. In approving the grant, the Compensation Committee’s intent was that Mr. Peterson would not receive an additional long-term incentive equity award from the Company in 2016 or 2017 (other than his annual equity award for fiscal year 2016 described above).
Compensation Committee Rationale for the CEO Long-Term Incentive Equity Award
The Compensation Committee believed that it was appropriate to provide this equity award for Mr. Peterson, with vesting criteria based on the performance of the Company’s common stock, to further link Mr. Peterson’s compensation with the creation of value for our stockholders and to provide a meaningful incentive for Mr. Peterson, as the Company’s Chief Executive Officer, to achieve levels of Company stock price appreciation significantly above both the value of the Company’s common stock on the date of grant of the award and significantly above the highest trading price for a share of Company common stock ever reported (as of the date of grant of the award) on the NASDAQ stock market. At the time the award was granted, the stock price-based vesting levels of $50.00, $60.00 and $70.00 were all significantly higher than the closing price for a share of Company common stock on the NASDAQ stock market on the grant date of the award ($36.30) and greater than the highest trading price for a share of Company common stock ever reported on the NASDAQ stock market ($39.56).

Closing Price on Grant Date	Stock Price Vesting Targets
$36.30	$50.00	$60.00	$70.00
% Increase Required to Vest	38%	65%	93%
The additional stockholder value that would be required in order to satisfy these vesting requirements, determined based on the 115,484,096 shares of our common stock outstanding as of December 19, 2016 multiplied by the difference between the specified stock-price vesting level and the closing price for a share of Company common stock on the NASDAQ stock market on the grant date of the award ($36.30), is as follows: additional stockholder value of approximately $1.6 billion with respect to the $50.00 vesting level, additional stockholder value of approximately $2.7 billion with respect to the $60.00 vesting level, and additional stockholder value of approximately $3.9 billion with respect to the $70.00 vesting level.

Highest MSCC Trading Price Ever at Time of Grant	Stock Price Vesting Targets
$39.56	$50.00	$60.00	$70.00
% Increase Required to Vest	26%	52%	77%
Consistent with the Compensation Committee’s intent noted above, Mr. Peterson was not granted an annual equity award for fiscal year 2017, and the Compensation Committee’s intent remains that he will not be granted any other equity award until fiscal year 2019 (other than payment in shares of any bonus he may receive under our annual incentive program).
The first tranche of this award (corresponding to a stock price level of $50.00 per share for a period of 20 consecutive days) vested on December 9, 2016. Microsemi reported the vesting on Form 4 on December 12, 2016 and on December 13, 2016, Microsemi's common stock closed at $55.19, an increase of 1.56% over the prior day close.
Shareholder Engagement and Analyst Feedback Regarding the CEO Long-Term Incentive Equity Award
Microsemi conducted a broad-based engagement of our shareholders regarding the CEO Long-Term Incentive Award, covering the holders of well over a majority of our shares outstanding. The Company received positive

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responses in its outreach, with some shareholders noting the effectiveness of such an award type at other companies within Microsemi's industry. In addition, many of Microsemi's analysts responded favorably to the CEO Long-Term Incentive Award in their published research reports.
Fair Value of the CEO Long-Term Incentive Award
Mr. Peterson’s award consists of 1,000,000 performance stock units with a grant date fair-value of $20,625,700 determined using the equity award valuation principles applied in the Company’s financial reporting. The valuation methodology for this award utilized a Monte Carlo simulation which simulates the distribution of stock prices to yield an expected distribution at the end of the five year performance period.
Vesting Conditions of the CEO Long-Term Incentive Equity Award
The percentage of the award that vests upon achievement of a particular stock price target is as follows:

Stock Price Level	Percentage of Total Award That Vests
$50.00	25%
$60.00	50%
$70.00	25%

•
For a Stock Price Level to be considered achieved, the closing price of the Company’s common stock, together with any dividends paid on a share of the Company’s stock after the grant date of the award must equal or exceed that level for a period of at least 20 consecutive trading days.

•	Should the closing price fall below the Stock Price Level during any of the 20 consecutive trading days, the day count resets to 0.

•	The stock price level must be achieved within five years of the grant date.

A stock price level will also be considered achieved if, during the five-year performance period, a change in control of the Company occurs after which the Company does not survive as a public company and the per-share price of the Company’s common stock in the change in control (together with any dividends paid on a share of the Company’s stock after the grant date of the award) equals or exceeds that stock price level. In each case, the vesting of the award is generally subject to Mr. Peterson’s continued employment with the Company through the date the applicable stock price level is met, although a portion of the award may vest if Mr. Peterson’s employment terminates in certain circumstances as described in more detail below under "Potential Payments Upon Termination or Change in Control."
Equity Grant Methodology
Annual equity awards are generally granted at a Compensation Committee meeting held shortly after the beginning of each new fiscal year. Other than grants made in connection with the hiring or promotion of employees or other special circumstances (such as the special award for Mr. Peterson in July 2016 to provide a meaningful incentive for significant levels of Company stock price appreciation after the date of grant of the award), the Compensation Committee generally does not grant equity awards at any other time during the year. Awards related to the hiring or promotion of an individual are issued and priced commensurate with the effective day of each action and are approved by the Compensation Committee (or the Special Committee appointed to make certain equity award grants to non-executive employees as described above) commensurate with or in advance of such action.
Executive Stock Ownership Policy
In October 2015, our Board of Directors revised our stock ownership policy for our Named Executive Officers. Under the policy, our Chief Executive Officer is expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least three times his base salary (or, if less, 90,000 shares). Each of our other Named Executive Officers are expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least one times the executive’s base salary (or, if less, 15,000 shares). The executives generally have until December 6, 2016 to satisfy the policy or, if later, five years after the executive becomes subject to the policy. As of December 6, 2016 and the date of filing of this Proxy Statement, each of our Named Executive Officers has satisfied the policy.

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Vesting of Previously Issued Performance Equity Awards
In November 2016, the Compensation Committee determined the portion of the Named Executive Officers’ performance-based equity awards that vested based on our performance for fiscal year 2016, for the two-year performance period comprised of fiscal years 2015 and 2016, and for the three-year performance period comprised of fiscal years 2014, 2015 and 2016. These awards included the grants made for fiscal year 2016, as described in detail above, and grants made for fiscal years 2014 and 2015, which are described in detail in our proxy statement for our annual meeting of stockholders held in February 2015 and February 2016, respectively. Amounts realized by the Named Executive Officers attributable to these awards can be found in the "Option Exercises and Stock Vested" table.
Fiscal Year 2016 Award (Performance Period of Fiscal Years 2016 to 2018)
For the performance award granted to each of the Named Executive Officers for fiscal year 2016, the following chart shows the Company’s results for the applicable performance metrics in fiscal year 2016 and the resulting vesting percentage for the awards:

	Percentile Rank		Achievement %			Maximum Eligible to Vest as a % of the Total Target Award		Vested as a % of the Total Target Award
	Revenue (70%)	Adjusted EPS (30%)	Revenue (70%)	Adjusted EPS (30%)	Total
Year 1 (Fiscal Year 2016)	85th	54th	100%	100%	100%	40%		40%
Year 2 (Fiscal Years 2016-2017)						100%
Year 3 (Fiscal Years 2016-2018)						225%	(1)
Total Vested as a % of Target Award								40%

(1)	The vesting percentage for the award is limited to a maximum of 270% after giving effect to the TSR multiplier described above.
Fiscal Year 2015 Award (Performance Period of Fiscal Years 2015 to 2017)
As described in more detail in the Company's 2015 proxy statement, the Compensation Committee approved grants of restricted stock unit awards to each Named Executive Officer early in fiscal year 2015 that are eligible to vest based on the Company’s growth in Revenue and Adjusted EPS during fiscal years 2015, 2016 and 2017 relative to a peer group of companies selected by the Compensation Committee for purposes of the award. The awards are similar in structure to the fiscal year 2016 performance awards described above, with seventy percent of the units allocated to the Revenue growth metric and thirty percent of the units allocated to the Adjusted EPS growth metric. The percentage of the award that vests at different performance levels is that same as described above for the fiscal year 2016 performance award. As with the fiscal year 2016 awards, the vesting percentage for the cumulative three-year performance period is subject to modification based on the Company’s total shareholder return for that period relative to the peer group established by the Compensation Committee (with the maximum multiplier being 1.20 for TSR performance in the top quartile of the peer group for the three-year performance period).
The following table reflects the Company’s relative performance ranking for Revenue and Adjusted EPS for fiscal year 2015 and the two-year period consisting of fiscal years 2015 and 2016, along with the vesting percentage for each period for purposes of these awards.

	Percentile Rank		Achievement %			Maximum Eligible to Vest as a % of the Total Target Award		Vested as a % of the Total Target Award
	Revenue (70%)	Adjusted EPS (30%)	Revenue (70%)	Adjusted EPS (30%)	Total
Year 1 (Fiscal Year 2015)	59th	69th	100%	100%	100%	40%		40%
Year 2 (Fiscal Years 2015-2016)	75th	67th	100%	100%	100%	100%		60%	(1)
Year 3 (Fiscal years 2015-2017)						225%	(2)
Total Vested as a % of Target Award								100%

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(1)	The percentage reflects a vesting percentage of 100% based on fiscal year 2015-2016 performance, minus 40% previously vested for Period 1 under the award.

(2)	The vesting percentage for the award is limited to a maximum of 270% after giving effect to the TSR multiplier described above.
Fiscal Year 2014 Award (Performance Period of Fiscal Years 2014 to 2016)
As described in more detail in the Company's 2014 proxy statement, the Compensation Committee approved grants of restricted stock unit awards to each Named Executive Officer early in fiscal year 2014 that are eligible to vest based on the Company’s growth in Revenue and Adjusted EPS during fiscal years 2014, 2015 and 2016 relative to a peer group of companies selected by the Compensation Committee for purposes of the award. The awards are similar in structure to the fiscal year 2016 and 2015 performance awards described above, except that for each performance period, forty percent of the units are allocated to the Revenue growth metric and sixty percent of the units are allocated to the Adjusted EPS growth metric. As with the fiscal year 2016 and 2015 awards, the vesting percentage for the cumulative three-year performance period is subject to modification based on the Company’s total shareholder return for that period relative to the peer group established by the Compensation Committee (with the maximum multiplier being 1.25 for TSR performance in the top quartile of the peer group for the three-year performance period).

In November 2014, the Compensation Committee reviewed the Company’s Revenue and Adjusted EPS growth levels for fiscal year 2014 relative to the peer group and determined that 21% of the target number of units subject to each award vested for the fiscal year 2014 performance period based on these performance levels. In November 2015, the Compensation Committee reviewed the Company's Revenue and Adjusted EPS for the two-year performance period comprised of fiscal year 2014 and fiscal year 2015 and determined based on these performance levels that 83% of the target number of units subject to each award vested for that performance period (or 62% after giving effect to the offset for payment of shares previously made under the award for fiscal year 2014 performance). For the three-year performance period comprised of fiscal years 2014, 2015 and 2016, the Compensation Committee established the following performance rankings and vesting percentages for purposes of these awards (with the vesting percentage determined by linear interpolation for performance between the threshold and maximum levels):

Period 3: Cumulative 3-Year Measurement (Fiscal Years 2014-2016)
Revenue Percentile Rank (40%)	Adjusted EPS Percentile Rank (60%)	Shares Vested as a % of Target Award
75th Percentile and Above	75th Percentile and Above	200%
50th Percentile	50th Percentile and Above	10.0%
20th Percentile	20th Percentile	25%
Less than 20th Percentile	Less than 20th Percentile	0%
Net of Prior Payout for Periods 1 and 2
The following table reflects the Company’s relative performance ranking for Revenue and Adjusted EPS for fiscal year 2014, the two-year period consisting of fiscal years 2014, and 2015 and the three-year period consisting of fiscal years 2014, and 2015 and 2016, along with the vesting percentage for each period for purposes of these awards.

	Percentile Rank		Achievement %			Maximum Eligible to Vest as a % of the Total Target Award	Vested as a % of the Total Target Award
	Revenue (40%)	Adjusted EPS (60%)	Revenue (40%)	Adjusted EPS (60%)	Total
Year 1 (Fiscal Year 2014)	83rd	30th	100%	50%	70%	30%	21%
Year 2 (Fiscal Years 2014-2015)	68th	45th	100%	88%	93%	90%	62%
Year 3 (Fiscal Years 2014-2016)	72nd	56th	188%	124%	150%	200%	67%	(1)
TSR Multiplier							NA	(2)
Total Vested as a % of Target Award							150%

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(1)	The percentage reflects a vesting percentage of 150% based on fiscal year 2014-2016 performance, minus 83% previously vested for Periods 1 and 2 under the award.

(2)	The TSR Multiplier did not apply as the Company’s TSR ranking for the three-year performance period was in the middle quartiles of the peer group.
Perquisites and Personal Benefits

The Company provides certain perquisites and personal benefits to the Named Executive Officers. Perquisites provided to one or more Named Executive Officers include an automobile allowance and Company-paid premiums for life insurance coverage, disability insurance coverage, and health insurance coverage under the Company’s executive health plan. The Company believes perquisites and personal benefits are often a tax-advantaged way to provide the Named Executive Officers with additional annual compensation that supplements their other compensation opportunities, and therefore treat perquisites as another component of annual compensation that is merely paid in a different form. The costs to the Company of providing these benefits are taken into account when the Compensation Committee assesses the appropriate compensation levels for the Named Executive Officers. The perquisites and personal benefits provided to each Named Executive Officer in fiscal year 2016 are reported in the Summary Compensation Table below and are explained in more detail in the footnotes thereto.
Severance and Other Benefits Upon Termination of Employment

We provide each of our Named Executive Officers with severance benefits under individual retention agreements upon certain terminations of their employment in connection with a change in control of the Company. We provide these benefits because we believe the occurrence, or potential occurrence, of a change-in-control transaction will create uncertainty regarding the continued employment of our Named Executive Officers and other executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, we provide these officers with severance benefits if their employment is actually or constructively terminated by us without cause in connection with a change in control.
The severance benefits for the Named Executive Officers are generally determined as if they continued to remain employed for two years following their actual termination date. We believe our executive officers should receive these severance benefits if their employment is constructively terminated in connection with a change in control (i.e., by a material reduction in the executive’s compensation or duties). Because we believe constructive terminations in connection with a change in control are conceptually the same as actual terminations, these retention agreements provide that the executive may terminate employment in connection with a change in control under circumstances we believe would constitute a constructive termination of the Named Executive Officer’s employment.
In addition, the retention agreement we entered into with Mr. Hohener in November 2008 provides for him to receive severance benefits if his employment is terminated by the Company without cause or by him for good reason prior to a change in control. Based on its review of similarly situated executives, the Compensation Committee determined it was reasonable to provide Mr. Hohener with severance benefits under these circumstances in light of his position with the Company and as part of his overall compensation package. These severance benefits for Mr. Hohener are generally determined as if he continued to remain employed by the Company for one year following his actual termination date.
As described below under "Potential Payments Upon Termination or Change in Control," outstanding equity-based awards granted to our Named Executive Officers under our 2008 Performance Incentive Plan (the "2008 Plan") generally have "double-trigger" vesting acceleration in connection with a change in control of the Company, which means they vest on an accelerated basis only if the award holder’s employment is terminated by the Company without cause or the award holder terminates employment for good reason, or the awards are not assumed by the successor entity in the transaction. The performance-based equity awards granted to our Named Executive Officers may also vest in connection with a change in control of the Company or certain other terminations of the executive’s employment as described in more detail below. For a discussion of the severance and change in control provisions applicable to the long-term incentive equity award granted to Mr. Peterson in July 2016, see "Potential Payments Upon Termination or Change in Control - CEO Long-Term Incentive Equity Award" below.

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In the case of Mr. Peterson, as part of his change-in-control severance benefits under the agreement we originally entered into with him in January 2001, he would be reimbursed for the full amount of any excise taxes imposed on his severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide Mr. Peterson with a "gross-up" for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change-in-control severance protections for him without factoring in the adverse effects that may result from imposition of these excise taxes. The excise tax gross-up is intended to make him whole for any adverse tax consequences he may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of change-in- control severance protections that we have determined to be appropriate when we originally entered into this agreement with him. When our Compensation Committee has subsequently approved change-in-control severance agreements for the other Named Executive Officers, the Compensation Committee decided not to include these tax gross-up provisions in their agreements.
Clawback Policy

We have adopted a clawback policy that allows our Board of Directors or Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive programs to the Named Executive Officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws and the executive engaged in willful misconduct that directly caused the need for the restatement.
Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their Chief Executive Officers and the three other most highly compensated Named Executive Officers employed at the end of the year (other than the Chief Financial Officer) unless certain performance and other requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company of various payments and benefits, including the impact of Section 162(m). However, we reserve the right to design programs that may not be deductible under Section 162(m) if we believe they are nevertheless appropriate to help achieve our executive compensation program objectives. In addition, as the rules and regulations promulgated under Section 162(m) are subject to change from time to time (sometimes with retroactive effect) and a number of requirements must be met in order for particular compensation to qualify under Section 162(m), there can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable and consistent with the goals of the Company and its stockholders.
Subsequent Compensation Actions

In October 2016, the Compensation Committee also approved annual equity awards for fiscal year 2017 for each of the Named Executive Officers (except that Mr. Peterson did not receive an annual equity award in light of the long-term incentive equity award granted to him in July 2016 as described above). As with the fiscal year 2016 awards described above under "Long-Term Incentive Equity Awards," three-fourths of each executive’s award was in form of performance stock units and one-fourth of each executive’s award was in the form of time-based restricted stock that vests in annual installments over a three-year period. The performance stock units are eligible to vest based on the Company's rate of growth for Revenue and Adjusted EPS over the Company's fiscal years 2017, 2018 and 2019 relative to the growth rates for that metric over the relevant performance period for a peer group of companies. In addition, as with the fiscal year 2016 performance stock unit grants, the vesting of the award will be determined in part by the Company's total shareholder return over the three-year period covered by the award relative to the peer group. A portion of the performance units may vest based on performance after each of the first two fiscal years of the performance period.
The Compensation Committee also adopted an annual incentive program for fiscal year 2017. Each of the Named Executive Officers is a participant in the program. The program is similar in structure to the bonus program for fiscal

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year 2016 described under "Annual Incentive Bonuses" above in that bonuses awarded under the program will generally be determined based on the Company's Revenue, Adjusted EPS and Net Cash Flow for the fiscal year against performance targets established by the Compensation Committee, and the payout percentages for each performance metric will be subject to adjustment based on the Company’s rate of growth for that metric over its fiscal year 2016 levels relative to the growth rates for that metric over that period for a peer group of companies. Each Named Executive Officer has the same target bonus level (when expressed as a percentage of the executive's base salary) as under the fiscal year 2016 program. Any bonuses payable to the Named Executive Officers (other than Mr. Peterson) under the 2017 annual incentive program will be paid in shares of Company stock.  Because of applicable annual individual equity award grant limits in place under the 2008 Plan, any bonus paid to Mr. Peterson under the 2017 annual incentive program will be paid in cash.
The Compensation Committee also determined that the Named Executive Officers' base salaries for fiscal year 2017 would remain the same as their fiscal year 2016 levels listed above under "Base Salaries".

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Compensation Committee Report

The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.
The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report, each of whom the Board has determined is independent as defined by the NASDAQ listing standards.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis section be included in this Proxy Statement to be filed with the SEC.
COMPENSATION COMMITTEE
Matthew E. Massengill (Chairman)
Kimberly E. Alexy
William E. Bendush
Paul F. Folino
Compensation Committee Interlocks and Insider Participation

William E. Bendush, Paul F. Folino and Matthew E. Massengill were members of the Compensation Committee during all of fiscal year 2016. Kimberly E. Alexy became a member of the Compensation Committee upon her appointment to the Board on September 6, 2016. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under rules of the SEC requiring disclosure of certain relationships and related person transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during all of fiscal year 2016.

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Summary Compensation Table – Fiscal Years 2014 to 2016

The following table shows the compensation paid to or earned by our Named Executive Officers during the fiscal years 2014 through 2016.

	Year	Salary	Bonus	Stock Awards (1) (2)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
James J. Peterson	2016	$805,000	$—	$27,107,280	$—	$—	$—	$46,501	$27,958,781
Chairman of the Board and Chief Executive Officer	2015	$735,000	$—	$5,837,575	$—	$796,698	$—	$52,390	$7,421,663
	2014	$735,000	$—	$5,649,205	$—	$707,438	$—	$51,136	$7,142,779
Paul H. Pickle	2016	$440,000	$—	$2,894,010	$—	$—	$—	$54,994	$3,389,004
President and Chief Operating Officer	2015	$400,000	$—	$2,663,686	$—	$295,621	$—	$66,063	$3,425,370
	2014	$388,462	$—	$2,513,274	$—	$262,500	$—	$59,952	$3,224,188
John W. Hohener	2016	$407,000	$—	$2,377,558	$—	$—	$—	$45,268	$2,829,826
Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2015	$398,600	$—	$2,176,757	$—	$274,947	$—	$50,470	$2,900,774
	2014	$398,600	$—	$2,106,518	$—	$244,143	$—	$56,558	$2,805,819
Steven G. Litchfield	2016	$400,000	$—	$2,512,949	$—	$—	$—	$56,469	$2,969,418
Executive Vice President, Chief Strategy Officer	2015	$356,400	$—	$2,336,762	$—	$228,278	$—	$62,030	$2,983,470
	2014	$356,400	$—	$2,261,372	$—	$202,703	$—	$53,822	$2,874,297
David Goren	2016	$365,000	$—	$1,715,150	$—	$—	$—	$54,761	$2,134,911
Senior Vice President, Business Affairs, Legal and Compliance	2015	$340,000	$—	$1,557,878	$—	$201,022	$—	$66,443	$2,165,343
	2014	$340,000	$—	$1,507,581	$—	$178,500	$—	$60,571	$2,086,652

(1)
The amounts reported in the "Stock Awards" column reflect the fair value on the grant date of the awards of stock and performance share units granted to our Named Executive Officers during the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. The fair value of Stock Awards granted was based on the closing price of our common stock on the date of grant. For additional information on the assumptions and methodologies used to value the awards reported in the "Stock Awards" column above, please see the discussion of stock awards contained in the Stock Based Compensation footnote to the Company’s Consolidated Financial Statements, included as part of the Company’s 2016 Annual Report on Form 10-K, filed with the SEC. No stock awards granted to Named Executive Officers were forfeited during fiscal years 2014, 2015 or 2016. For information about the stock awards granted to our Named Executive Officers for fiscal year 2016, please see the discussion under "Grants of Plan-Based Awards" below.

The amounts included in the "Stock Awards" column with respect to performance share units granted during fiscal years 2014, 2015 and 2016 are based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. The following table presents the aggregate grant-date fair value of performance share units awards granted in fiscal years 2014, 2015 and 2016 included in the "Stock Awards" column for these fiscal years and the aggregate grant-date fair value of these awards assuming that the highest level of performance conditions were achieved.

	Aggregate Grant Date Fair Value of Performance Awards
	Fiscal Year 2014		Fiscal Year 2015		Fiscal Year 2016
Name	Based on Probable Outcome as of the Grant Date	Based on Maximum Performance	Based on Probable Outcome as of the Grant Date	Based on Maximum Performance	Based on Probable Outcome as of the Grant Date	Based on Maximum Performance
James J. Peterson	$2,924,540	$7,311,350	$4,444,259	$11,999,499	$24,978,153	$32,377,323
Paul H. Pickle	$1,257,425	$3,143,563	$2,027,918	$5,475,379	$1,986,403	$5,363,288
John W. Hohener	$1,090,524	$2,726,310	$1,657,203	$4,474,448	$1,622,832	$4,381,646
Steven G. Litchfield	$1,170,691	$2,926,728	$1,779,031	$4,803,384	$1,742,327	$4,704,283
David Goren	$780,460	$1,951,150	$1,186,057	$3,202,354	$1,161,826	$3,136,930
The fiscal year 2016 Stock Award value for Mr. Peterson also includes the fair value on the grant date of the special award granted to him in July 2016 with vesting tied to achievement of specified stock price targets within five years after the grant date. In light of this award, the Compensation Committee determined that Mr. Peterson would not receive any additional long-term incentive equity awards in 2016 or 2017.

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(2)
As described in the "Compensation Discussion and Analysis" above, the Compensation Committee determined that bonuses for our Named Executive Officers under our fiscal year 2016 annual bonus program would be paid in shares of our common stock. Under SEC rules, the grant date fair value of these stock bonus awards are reported as compensation for the Named Executive Officer for the fiscal year in which the bonus is awarded (as opposed to cash awards which are reported as compensation for the fiscal year in which the bonus was earned). Accordingly, the Named Executive Officers’ bonuses for fiscal years 2014 and 2015 are reported in the "Non-Equity Incentive Plan Compensation" in the table above for the applicable fiscal year as those bonuses were paid in cash. The bonuses awarded to the Named Executive Officers in April 2016 based on the Company’s performance during the first half of fiscal year 2016 are included in the "Stock Awards" column for fiscal year 2016 as these bonuses were paid in shares during that fiscal year and are also reflected in the "Grants of Plan-Based Awards Table" below. The remaining portion of the Named Executive Officers’ bonuses for fiscal year 2016 were awarded in shares in November 2016 and, accordingly, will be reported in the "Stock Awards" column as part of the Named Executive Officers’ compensation for fiscal year 2017 in next year’s proxy statement.

(3)
The amounts reported in the "All Other Compensation" column of the table above consist of payments of premiums under the Company’s health, disability and life insurance policies and auto allowance for each of these executives. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable executive officer. This insurance is not split-dollar life insurance. The fiscal year 2016 payments made on behalf of or to each of the Named Executive Officers were as follows:

Name	Health and Disability Insurance Premiums	Auto Allowance	401(k) Plan Contributions	Term Life Insurance Premiums
James J. Peterson	$24,233	$12,000	$5,300	$4,968
Paul H. Pickle	$35,299	$11,004	$3,723	$4,968
John W. Hohener	$23,996	$11,004	$5,300	$4,968
Steven G. Litchfield	$35,197	$11,004	$5,300	$4,968
David Goren	$35,108	$11,004	$3,681	$4,968

Compensation of Named Executive Officers
The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal year 2016. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, non-equity incentives or a bonus, and long-term equity incentives consisting of stock options and restricted stock awards. Named Executive Officers also earned the other benefits listed in the "All Other Compensation" column of the Summary Compensation Table, as further described in footnote 3 to the table. As noted above, the Company does not have employment agreements with any of the Named Executive Officers that provide for minimum levels of base salary.
The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the restricted stock awards granted during fiscal year 2016, provides information regarding the incentive compensation awarded to our Named Executive Officers. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

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Grants of Plan-Based Awards – Fiscal Year 2016

The following table provides information about grants of plan-based cash and equity awards during fiscal year 2016 to the Named Executive Officers. Each of the equity-based awards was granted under our 2008 Plan.

	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option Awards (1)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James J. Peterson	10/12/2015	$—	$—	$—	—	116,410	314,307	—	—	$—	$4,352,453
	10/12/2015	$—	$—	$—	—	—	—	38,803	—	$—	$1,363,538
	10/12/2015	$—	$885,500	$1,771,000	—	—	—	—	—	$—	$—
	4/27/2016 (2)	$—	$—	$—	—	—	—	20,458	—	$—	$765,589
	7/26/2016 (3)	$—	$—	$—	250,000	1,000,000	1,000,000	—	—	$—	$20,625,700
Paul H. Pickle	10/12/2015	$—	$—	$—	—	53,128	143,446	—	—	$—	$1,986,403
	10/12/2015	$—	$—	$—	—	—	—	17,709	—	$—	$622,294
	10/12/2015	$—	$330,000	$660,000	—	—	—	—	—	$—	$—
	4/27/2016 (2)	$—	$—	$—	—		—	7,624	—	$—	$285,313
John W. Hohener	10/12/2015	$—	$—	$—	—	43,404	117,191	—	—	$—	$1,622,832
	10/12/2015	$—	$—	$—	—	—	—	14,468	—	$—	$508,406
	10/12/2015	$—	$284,900	$569,800	—	—	—	—	—	$—	$—
	4/27/2016 (2)	$—	$—	$—	—	—	—	6,582	—	$—	$246,320
Steven G. Litchfield	10/12/2015	$—	$—	$—	—	46,600	125,820	—	—	$—	$1,742,327
	10/12/2015	$—	$—	$—	—	—	—	15,533	—	$—	$545,830
	10/12/2015	$—	$260,000	$520,000	—	—	—	—	—	$—	$—
	4/27/2016 (2)	$—	$—	$—	—	—	—	6,007	—	$—	$224,792
David Goren	10/12/2015	$—	$—	$—	—	31,074	83,900	—	—	$—	$1,161,826
	10/12/2015	$—	$—	$—	—	—	—	10,358	—	$—	$363,980
	10/12/2015	$—	$219,000	$438,000	—	—	—	—	—	$—	$—
	4/27/2016 (2)	$—	$—	$—	—	—	—	5,060	—	$—	$189,344

(1)
The amounts reported in the "Grant Date Fair Value of Stock and Option Awards" column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s consolidated financial statements. With respect to performance share units, the grant date fair value is reported based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see footnote (1) to the Summary Compensation Table.

(2)
These entries represent bonuses paid in shares of our common stock to the Named Executive Officers under our fiscal year 2016 bonus program, which was adopted in October 2015. These bonuses were paid in April 2016 based on performance during the first six months of the fiscal year.

(3)
Represents Mr. Peterson’s special long-term incentive equity award with vesting contingent on significant appreciation in the value of a share of our common stock after the grant date of the award. The award is generally scheduled to vest as follows: (1) 250,000 shares subject to the award are scheduled to vest if the closing price of a share of Company common stock over a period of at least 20 consecutive trading days (or the Company’s share price in certain change in control transactions) equals or exceeds $50.00 within five years after the grant date; (2) 500,000 shares subject to the award are scheduled to vest if the closing price of a share of Company common stock over a period of at least 20 consecutive trading days (or the Company’s share price in certain change in control transactions) equals or exceeds $60.00 within five years after the grant date; and (3) 250,000 shares subject to the award are scheduled to vest if the closing price of a share of Company common stock over a period of at least 20 consecutive trading days (or the Company’s share price in certain change in control transactions) equals or exceeds $70.00 within five years after the grant date. For more information on the award, please see the "Long-Term Incentive Equity Awards" section of the "Compensation Discussion and Analysis" above.

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Description of Plan-Based Awards
The "non-equity incentive plan" awards reflected in the Grants of Plan-Based Awards Table were granted under our annual bonus program for fiscal year 2016. The terms of this program are described in the "Compensation Discussion and Analysis" above.  As referred to in note (2) to the table above, the portion of each Named Executive Officer’s bonus for performance during the first half of fiscal year 2016 was paid in shares of our common stock in April 2016. The remainder of each Named Executive Officer’s bonus for fiscal year 2016 was also paid in shares awarded in November 2016 and, in accordance with SEC rules, will be reported as compensation for fiscal year 2017 in next year’s proxy statement. These amounts are as follows: Mr. Peterson, 18,500 shares with a grant date fair value of $973,655; Mr. Pickle, 6,894 shares with a grant date fair value of $362,831; Mr. Hohener, 5,952 shares with a grant date fair value of $313,254; Mr. Litchfield, 5,432 shares with a grant date fair value of $285,886; and Mr. Goren, 4,575 shares with a grant date fair value of $240,782.
Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2008 Plan. The 2008 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision for any tax withholding obligations incurred in respect of awards to be satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.
Under the terms of awards granted under the 2008 Plan, if there is a change in control of the Company, outstanding awards granted under the plan (including awards held by our Named Executive Officers) will generally terminate unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. The Compensation Committee has discretion to provide for outstanding awards to become vested and/or to be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.
As described in the "Compensation Discussion and Analysis," three-fourths of the annual equity incentive award granted to each of our Named Executive Officers during fiscal year 2016 is in the form of restricted stock units that are eligible to vest based on our earnings per share and revenue during fiscal years 2016, 2017 and 2018, as well as our total shareholder return over that period relative to a peer group of companies. For more information on these performance requirements, please see the "Long-Term Incentive Equity Awards" section of the "Compensation Discussion and Analysis" above. The remaining one-fourth of the equity incentive award granted to each executive is in the form of restricted shares that vest annually in equal installments over a three-year period (reported under "All Other Stock Awards" in the table above"). Prior to the time the award becomes vested, the executive generally does not have the right to dispose of the restricted shares or stock units. The executive does have the right to vote and receive dividends (if any) paid by the Company in respect of the restricted shares. Restricted stock units are payable in shares of our common stock on a one-for-one basis following the vesting date, and if any dividends are paid by the Company, the executive would be credited with additional restricted stock units that are subject to the same vesting and payment terms as the underlying stock units.

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Executive Compensation

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of October 2, 2016, including the vesting dates for the portions of these awards that had not vested as of that date. None of the Named Executive Officers held any outstanding option awards as of October 2, 2016.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
James J. Peterson	36,785	(2)	$1,544,234	—		$—
	35,864	(3)	$1,505,571	—		$—
	38,803	(4)	$1,628,950	—		$—
	—		$—	274,358	(5)	$11,517,549
	—		$—	267,743	(6)	$11,239,851
	—		$—	1,000,000	(7)	$41,980,000
Paul H. Pickle	16,785	(2)	$704,634	—		$—
	16,365	(3)	$687,003	—		$—
	17,709	(4)	$743,424	—		$—
	—		$—	125,190	(5)	$5,255,476
	—		$—	122,194	(6)	$5,129,704
John W. Hohener	13,717	(2)	$575,840	—		$—
	13,373	(3)	$561,399	—		$—
	14,468	(4)	$607,367	—		$—
	—		$—	102,304	(5)	$4,294,722
	—		$—	99,832	(6)	$4,190,947
Steven G. Litchfield	14,725	(2)	$618,156	—		$—
	14,356	(3)	$602,665	—		$—
	15,533	(4)	$652,075	—		$—
	—		$—	109,825	(5)	$4,610,454
	—		$—	107,180	(6)	$4,499,416
David Goren	9,817	(2)	$412,118	—		$—
	9,571	(3)	$401,791	—		$—
	10,358	(4)	$434,829	—		$—
	—		$—	73,219	(5)	$3,073,734
	—		$—	71,473	(6)	$3,000,437

(1)
The dollar amounts shown in these columns are determined by multiplying the number of unvested shares or units subject to the award by $41.98, the closing price of a share of our common stock on September 30, 2016, the last trading day of fiscal year 2016.

(2)	The unvested portion of these grants is scheduled to vest in equal installments on October 6, 2016 and October 7, 2016.

(3)	The unvested portions of these grants is scheduled to vest in equal installments on October 5, 2016, October 6, 2016, October 5, 2017 and October 5, 2017.

(4)	The unvested portions of these grants is scheduled to vest in equal installments on October 12, 2016, October 12, 2017 and October 12, 2018.

(5)
These entries reflect performance rights granted on November 3, 2014 that may be earned over a three-year performance period incorporating Microsemi's fiscal years 2015, 2016 and 2017. This amount represents the number of shares subject to the award that would vest if the maximum performance levels established for the award are achieved (which represents 270% of the original target number of shares subject to the award), less payments of shares based on performance for the first two years of the performance period (which was 100% of the

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Executive Compensation

original target number of shares). The original target number of shares granted to each of the Named Executive Officers were as follows: Mr. Peterson - 161,387; Mr. Pickle - 73,641; Mr. Hohener - 60,179; Mr. Litchfield - 64,603; and Mr. Goren - 43,070.

(6)
These entries reflect performance rights granted on October 12, 2015 that may be earned over a three-year performance period incorporating Microsemi's fiscal years 2016, 2017 and 2018. This amount represents the number of shares subject to the award that would vest if the maximum performance levels established for the award are achieved (which represents 270% of the original target number of shares subject to the award), less a payment of shares for the first year of the performance period. The original target number of shares granted to each of the Named Executive Officers were as follows: Mr. Peterson - 116,410; Mr. Pickle - 53,128; Mr. Hohener - 43,405; Mr. Litchfield - 46,600; and Mr. Goren - 31,075. The number of shares paid out for the first year of the performance period to each of the Named Executive Officers were as follows: Mr. Peterson - 46,564; Mr. Pickle - 21,251; Mr. Hohener - 17,362; Mr. Litchfield - 18,640; and Mr. Goren - 12,430.

(7)
This entry reflects performance stock units for Mr. Peterson, with performance-based vesting conditions tied to achieving Company common stock values of $50.00, $60.00 and $70.00 per share within five years.

Option Exercises and Stock Vested – Fiscal Year 2016

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal year 2016 and the vesting during fiscal year 2016 of other stock awards previously granted to the Named Executive Officers (including stock awards that vested based on fiscal year 2016 performance as described in the "Compensation Discussion and Analysis" above).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
James J. Peterson	—	$—	349,959	$15,309,356
Paul H. Pickle	—	$—	154,998	$6,786,571
John W. Hohener	—	$—	129,210	$5,650,492
Steven G. Litchfield	—	$—	135,887	$5,951,598
David Goren	—	$—	91,715	$4,020,143

(1)	The dollar amounts shown in this column for stock awards are determined by multiplying the number of shares that vested by the per-share price of our common stock on the vesting date.
Potential Payments upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with certain terminations of their employment and/or a change in control of the Company.
Executive Retention Agreements
Pursuant to the terms of their respective retention agreements with the Company, if a Named Executive Officer's employment is terminated by the Company without cause or by the executive for good reason at any time following a change of control, the executive would be entitled to severance benefits described below. (For these purposes, the terms "cause," "good reason" and "change of control" are each defined in the applicable agreement.) Upon such a termination, the executive would be entitled to the following benefits: (1) a lump sum cash payment equal to two times the sum of (a) the executive's base salary as of the date of termination, plus (b) the highest annual bonus the executive received in any of the three years preceding the year of termination (or, in the case of Messrs. Litchfield and Goren, the executive’s target annual incentive bonus for the year of termination); (2) payment by the Company of the costs to continue medical, dental and vision coverage for the executive and his eligible dependents and the executive's life insurance coverage, as well as payment of the executive's car allowance, for two years; (3) a cash payment equal to the value of the executive's unvested benefits under the Company's tax-qualified retirement plans; and (4) full acceleration of the executive's then outstanding and unvested equity-based awards, with the executive's options to remain exercisable for two years following the date of termination (or one year in the case of Messrs. Litchfield and Goren), in each case subject to earlier termination on the option's expiration date. The agreement with Mr. Peterson, which has been in effect since 2001, also provides if the benefits payable to the executive in connection with a change in control would be subject to the excise tax imposed under Sections 280G and 4999 of the U.S.

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Executive Compensation

Internal Revenue Code of 1986, the Company will make a gross-up payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due.
In addition, the agreement with Mr. Hohener provides that if his employment is terminated by the Company without cause or by Mr. Hohener for good reason at any time prior to a change in control of the Company, Mr. Hohener would be entitled to the severance benefits described above, except that such benefits would be determined based on one year rather than two years.
In each case, the executive's right to receive severance benefits under his retention agreement is subject to his executing and delivering a release of claims in favor of the Company. In addition, each of the retention agreements provides that following a termination of employment under the circumstances described above, the executive will not solicit the Company's employees or engage in a business that competes with the Company for two years following termination of employment (or, in the case of Mr. Peterson, for a period of between 12 and 18 months following termination).
Annual Equity Awards
Except as noted below, outstanding equity-based awards granted to our Named Executive Officers under our 2008 Plan have "double-trigger" vesting acceleration provisions in connection with a change in control of the Company, which means that they vest on an accelerated basis only if the award holder's employment is terminated by the Company without cause or the award holder terminates employment for good reason and accelerated vesting is triggered pursuant to the terms of the award holder’s retention agreement with the Company, or the awards are not assumed by the successor entity in the transaction. As noted above, the Compensation Committee also has discretion to provide for outstanding awards under our 2008 Plan (including awards held by our Named Executive Officers) to become vested and/or to be canceled in exchange for the right to receive a cash payment in connection with the change in control. In addition, the time-based vesting awards granted to our Named Executive Officers would generally fully vest upon the executive’s death.
As described in more detail above, the Company has granted awards of restricted stock units to the Named Executive Officers that are subject to performance-based vesting requirements. The vesting of the awards is generally contingent on the executive’s continued employment with the Company through the end of the applicable performance period. If, however, the executive’s employment terminates prior to the end of one or more performance periods, the following rules apply:

•
If the executive is entitled to accelerated vesting of his equity awards in connection with the termination of his employment under his retention agreement described above, the performance periods then in effect will be deemed to end on the last day of the fiscal quarter in which the termination occurs, the applicable performance goals will be adjusted by the Compensation Committee as appropriate to reflect the shortened performance period, and the vesting of the award will be determined based on the Company’s performance for the shortened performance periods.

•
If the executive’s employment terminates due to his death or disability, the award will vest to such extent that the total target number of restricted stock units subject to the award (including any units that vested for a performance period that ended prior to the date of the executive’s termination) will be vested as of the termination date.

•
If the executive’s employment terminates due to his retirement (generally defined as a termination other than in the circumstances described above and at a time when the executive is age 65 or older and has at least ten years of service with the Company), the performance periods then in effect will be deemed to end on the last day of the fiscal quarter in which the termination occurs, the applicable performance goals will be adjusted by the Compensation Committee as appropriate to reflect the shortened performance period, the target number of units subject to the award will be prorated based on the executive’s period of service during the applicable performance periods, and the vesting of the award will be determined based on the Company’s performance for the shortened performance periods. In the case of such a retirement that occurs after one or more performance periods has been completed, the offset in the number of vested units by any units that vested for such completed performance period(s) shall be applied based on the number of units that actually vested for such performance periods (as opposed to the prorated number of target units for such performance periods).

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Executive Compensation

In addition, if a change in control occurs during one or more performance periods, each of these performance awards will accelerate so that the award shall be vested as to the greater of (1) the total target number of units subject to the award or (2) the number of units that would be vested and payable to the executive if the performance periods then in effect were deemed to end on the last day of the fiscal quarter coinciding with or preceding the date in which the change in control occurs, the applicable performance goals were adjusted by the Compensation Committee as appropriate to reflect the shortened performance period, and the vesting of the award were determined based on the Company’s performance for the shortened performance periods (in each case after giving effect to any units that became vested and payable under the award with respect to any prior performance periods).
CEO Long-Term Equity Incentive Award

As described in the "Compensation Discussion and Analysis" above, the Compensation Committee approved a long-term incentive equity award of 1,000,000 performance stock units to Mr. Peterson in July 2016 that vests if certain targets for our stock price are achieved within the five-year performance period after the grant date. The award is also eligible to vest in connection with certain "acceleration events" as described below. If, during the first year of the performance period, an acceleration event occurs and the award has not yet vested as to at least 160,000 stock units, the award will accelerate on the event to the extent necessary so that 160,000 stock units have vested on or prior to the event. If an acceleration event occurs during the performance period but after the first year of the performance period and the award has not yet vested as to at least 320,000 stock units, the award will generally accelerate on the event to the extent necessary so that 320,000 stock units have vested on or prior to the event. If, however, an acceleration event occurs during the performance period but after the first year of the performance period, the award has not yet vested as to at least 500,000 stock units and the average closing price of the Company’s common stock for the period of 20 consecutive trading days ending with the date of the acceleration event (or, in the case of an acceleration event that is a "Sale of the Company" (as defined below), the per-share sale price of the Company’s stock, and in each case together with any dividends paid on a share of the Company’s stock after the grant date) equals or exceeds $50.00, the award will accelerate on the event to the extent necessary so that 500,000 stock units have vested on or prior to the event. In no event will the award vest as to more than 100% of the stock units subject to the award (with the stock units under the award being subject in each case to customary adjustments for stock splits and similar events).

For purposes of Mr. Peterson’s award, an "acceleration event" is either a change in control of the Company (whether or not the transaction constitutes a Sale of the Company) or a termination of Mr. Peterson’s employment by the Company without cause, by Mr. Peterson for good reason or as a result of Mr. Peterson’s death or disability (as such terms are defined in the Award Agreement); and a "Sale of the Company" is a change in control of the Company after which the Company does not survive as a public company. The award agreement also provides that the acceleration provisions of Mr. Peterson’s retention agreement described above, as well as the provisions noted above for acceleration of awards generally under our 2008 Plan if they are not assumed by the successor entity upon a change of control, do not apply to Mr. Peterson’s long-term incentive equity award.

Estimated Severance Benefits

The following chart presents our estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled had his employment terminated in the circumstances described above (i.e. pursuant to a termination by the Company without cause or by the executive for good reason (an "involuntary termination") or due to his death, disability or retirement) and/or a change in control of the Company had occurred. As prescribed by disclosure rules of the SEC, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described above, we have assumed that the applicable triggering event or events occurred on September 30, 2016 and that the price per share of our common stock is equal to the closing price on that date.

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Executive Compensation

Name	Cash Severance	Continuation of Benefits (1)	Equity Acceleration (2)	Section 280G Gross-Up	Total
James J. Peterson
Involuntary termination	$—	$—	$20,548,664	$—	$20,548,664
Death	$—	$—	$14,327,690	$—	$14,327,690
Disability	$—	$—	$9,648,935	$—	$9,648,935
Retirement	$—	$—	$6,737,076	$—	$6,737,076
Change in control (no termination) (3)	$—	$—	$20,548,664	$—	$20,548,664
Change in control & involuntary termination (4)	$3,203,396	$93,002	$25,227,419	$11,084,144	$39,607,961
Paul H. Pickle
Involuntary termination	$—	$—	$6,312,113	$—	$6,312,113
Death	$—	$—	$3,473,249	$—	$3,473,249
Disability	$—	$—	$1,338,188	$—	$1,338,188
Retirement	$—	$—	$3,074,335	$—	$3,074,335
Change in control (no termination) (3)	$—	$—	$6,312,113	$—	$6,312,113
Change in control & involuntary termination	$1,471,242	$109,988	$8,447,174	$—	$10,028,404
John W. Hohener
Involuntary termination	$681,947	$45,268	$6,902,100	$—	$7,629,315
Death	$—	$—	$2,837,865	$—	$2,837,865
Disability	$—	$—	$1,093,260	$—	$1,093,260
Retirement	$—	$—	$2,512,097	$—	$2,512,097
Change in control (no termination) (3)	$—	$—	$5,157,495	$—	$5,157,495
Change in control & involuntary termination	$1,363,894	$90,536	$6,902,100	$—	$8,356,530
Steven G. Litchfield
Involuntary termination	$—	$—	$5,536,952	$—	$5,536,952
Death	$—	$—	$3,046,657	$—	$3,046,657
Disability	$—	$—	$1,173,761	$—	$1,173,761
Retirement	$—	$—	$2,696,865	$—	$2,696,865
Change in control (no termination) (3)	$—	$—	$5,536,952	$—	$5,536,952
Change in control & involuntary termination	$1,320,000	$112,938	$7,409,848	$—	$8,842,786
David Goren
Involuntary termination	$—	$—	$3,691,805	$—	$3,691,805
Death	$—	$—	$2,031,429	$—	$2,031,429
Disability	$—	$—	$782,692	$—	$782,692
Retirement	$—	$—	$1,798,101	$—	$1,798,101
Change in control (no termination) (3)	$—	$—	$3,691,805	$—	$3,691,805
Change in control & involuntary termination	$1,168,000	$109,522	$4,940,542	$—	$6,218,064

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Executive Compensation

(1)
This column includes the Company's cost to provide continued medical, dental, vision, disability and life insurance for the executive and the executive's car allowance for two years following the executive’s termination. The account of each of our Named Executive Officers participating in our 401(k) plan was fully vested prior to the beginning of fiscal year 2016.

(2)
This column reports the intrinsic value of the unvested portions of each executive's awards that would accelerate in these circumstances. For restricted stock awards and performance units, this value is calculated by multiplying the closing price of our common stock on the last trading day of the fiscal year by the number of shares subject to the accelerated portion of the award. Named Executive Officers did not hold any unvested stock options or stock appreciation rights on September 30, 2016.

(3)
As described above, the performance-based restricted stock units we awarded for fiscal years 2014, 2015 and 2016 provide for acceleration in connection with a change in control of the Company, and a portion of the long-term incentive equity award granted to Mr. Peterson in July 2016 may also accelerate upon a change in control as described above. For purposes of this table, the value of these awards, as though such a change in control occurred on September 30, 2016, is presented in the "Change in control (no termination)" line for each Named Executive Officer. If a Named Executive Officer’s employment was terminated upon the transaction in an involuntary termination, this value is included in (and is not in addition to) the equity acceleration value presented in the "Change in control & involuntary termination" line in the table above for the Named Executive Officer. If a change in control transaction occurred on September 30, 2016 in which a Named Executive Officer’s outstanding awards were not assumed by the successor entity in the transaction, and all the outstanding awards accordingly became vested pursuant to our 2008 Plan (other than Mr. Peterson's long-term incentive equity award which is not subject to this change in control provision of the 2008 Plan), the value of the awards that would have accelerated in that transaction is the same as the equity acceleration value presented in the "Change in control & involuntary termination" line in the table above for the Named Executive Officer.

(4)
As described above, if the benefits payable to Mr. Peterson in connection with a change in control would be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, we will make an additional payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. For purposes of this calculation, we have assumed that the executive's outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.

Microsemi Corporation	53

Proposal 2 – Advisory Vote on Executive Compensation

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).
As described more fully in the Compensation Discussion and Analysis of this proxy statement, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance and to create proper incentives to enhance the value of the Company and reward superior performance.
In furtherance of these objectives, the Company's executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay our executives directly to our performance. These features are described in more detail in the Compensation Discussion and Analysis and include the following:

•
For fiscal year 2016, our Named Executive Officers’ annual equity awards consisted three-fourths of performance shares which vest based on our revenue and earnings-per-share growth over multiple periods, as well as our total shareholder return for the three-year award period relative to our direct industry peers, and one-fourth of time-based restricted stock to facilitate retention and promote shareholder alignment and ownership. We maintained this same structure for equity awards granted to our Named Executive Officers (other than Mr. Peterson) for fiscal year 2017.

•
In July 2016, we granted Mr. Peterson a long-term incentive equity award with performance-based vesting tied to our stock price achieving levels of $50.00, $60.00 and $70.00 within five years after the grant date. In light of this award, the Compensation Committee determined that Mr. Peterson would not receive any additional long-term incentive equity awards in 2016 or 2017 (other than his annual equity award for fiscal year 2016 described above).

•
Our executive bonus program supports the annual and multi-year strategic plan of the Company. The programs for fiscal years 2016 and 2017 measure performance against absolute revenue, earnings per share, and net cash flow goals, which represent key value drivers for our Company. The program also includes a modifier based on our rate of growth for each metric relative to a group of peer companies. In order to further align the Named Executive Officers’ interests with those of our stockholders, the Compensation Committee determined that payments under the bonus program for fiscal year 2016 would be made in shares of our common stock rather than cash.

•
After remaining at fixed levels since fiscal year 2012 (other than for one increase in connection with the promotion of our Chief Operating Officer), base salary levels for our Named Executive Officers were moderately increased for fiscal year 2016 (ranging from 2% to 12% over fiscal year 2015 levels).

•
None of our change-in-control agreements include "single-trigger" benefits that pay out based solely on a change in control. Our change-in-control agreements include double-triggers and the applicable severance multiplier is limited to two times.

•
Our Board of Directors has adopted a clawback policy, which allows the Board of Directors or the Compensation Committee to recover payments made to the Named Executive Officers under our cash and equity incentive programs in certain circumstances.

•
Under our stock ownership policy, our Chief Executive Officer is expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least three times his base salary (or, if less, 90,000 shares). Each of our other Named Executive Officers are expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least one times the executive’s base salary (or, if less, 15,000 shares).

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting of Stockholders:

Microsemi Corporation	54

Proposal 2 – Advisory Vote on Executive Compensation

RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is an advisory vote only and is not binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.
Our current policy is to provide stockholders with an opportunity to approve the compensation of the Company's Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2018 Annual Meeting of Stockholders.
Vote Required

Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of shares of the Company's common stock present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on this proposal.

☑	The Board of Directors recommends a vote FOR the approval of the say-on-pay advisory vote.

Microsemi Corporation	55

Audit Matters

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended October 2, 2016, has been selected by our Audit Committee to serve in that same capacity for the current fiscal year.
Audit and Non-Audit Fees

The following table shows fees for professional services provided by PricewaterhouseCoopers LLP for fiscal years 2016 and 2015.

Description of Professional Services	Fiscal Year 2016	Fiscal Year 2015
Audit Fees – professional services rendered for the audits of our annual financial statements in our Forms 10-K, the reviews of the quarterly financial statements in our Forms 10-Q, and Sarbanes-Oxley testing	$3,777,485	$3,482,550
Audit-Related Fees – assurance and related services reasonably related to the performance of the audit or review of our financial statements (1)	716,360	—
Tax Fees – professional services rendered for domestic and international tax compliance, tax advice and planning (2)	2,680,595	1,700,968
Total Fees	$7,174,440	$5,183,518

(1)
Audit-related fees for fiscal year 2016 consisted of professional services for an audit of carve-out financial statements and consent, comfort letter and review procedures for a registration statement and an offering memorandum.

(2)
Tax fees for fiscal year 2016 consisted of $966,184 for tax compliance and $1,714,411 for tax advice and planning. Tax fees for fiscal year 2015 consisted of $885,194 for tax compliance and $815,774 for tax advice and planning.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that PricewaterhouseCoopers LLP seeks pre-approval by the Audit Committee of all audit and permissible non-audit services by providing a description of the services to be performed and specific fee estimates for each such service. Pursuant to regulations of the SEC, all of the Audit-Related Fees and Tax Fees billed by PricewaterhouseCoopers during fiscal year 2016 and fiscal year 2015 were approved by the Audit Committee. The Audit Committee’s approval policy also permits the Audit Committee Chairman to pre-approve services in between Audit Committee meetings.

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Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended October 2, 2016. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.
Report of the Audit Committee
As members of the Audit Committee, we are responsible for oversight of all aspects of the Company’s financial reporting, internal control and audit functions. We carry out those responsibilities in accordance with the guidelines set forth in our Audit Committee Charter, which is available on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com. The Audit Committee is solely responsible for engaging the independent registered public accounting firm on behalf of the Company to provide any audit and non-audit services. We have approved an engagement agreement with PricewaterhouseCoopers LLP, the independent registered public accounting firm. The engagement agreement establishes certain particular services that are required of the independent registered public accounting firm. The engagement agreement further requires the independent registered public accounting firm to inform the Audit Committee of each particular other service they will render, and in each instance these other particular services are subject to prior review and approval of the Audit Committee. We have not delegated, and will not delegate, this responsibility to the Company’s management.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements. Our responsibility is to monitor and review these processes and procedures. We are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.
During fiscal year 2016, we met and held discussions with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. We have reviewed and discussed the audited financial statements and systems of internal controls and procedures with management. We have also discussed with the independent registered public accounting firm the matters required to be discussed by Audit Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions of the foregoing, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2016 for filing with the SEC.
AUDIT COMMITTEE
Thomas R. Anderson (Chairman)
William E. Bendush
William L. Healey
Dennis R. Leibel

Microsemi Corporation	57

Proposal 3 – Ratification of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1983. The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2017. We are not required to submit the appointment of PricewaterhouseCoopers LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by our stockholders. If our stockholders do not ratify this appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. In addition, even if our stockholders ratify the appointment of the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and its stockholders.
Before making its decision to appoint PricewaterhouseCoopers LLP, the Audit Committee carefully considered the firm’s qualifications as our independent registered public accounting firm, which included a review of its overall performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with PricewaterhouseCoopers LLP in all these respects.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on the matter is required for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017.

☑	The Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2017.

Microsemi Corporation	58

Additional Information

Transactions with Related Persons

Certain Transactions with Related Persons
There were no transactions during fiscal year 2016, nor are there any currently-proposed transactions, in which we were, are or will be a participant, the aggregate amount involved exceeds $120,000 and a related person, as defined by applicable rules of the SEC, has or will have a direct or indirect material interest.
Policies and Procedures for Approval of Related Person Transactions
The Audit Committee’s charter states that the Audit Committee shall review all proposed related party transactions. In determining whether to approve or reject a related person transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s economic interest in the transaction. Audit Committee review and approval of related person transactions is evidenced in the minutes of the applicable Audit Committee meeting. For purposes of Audit Committee approval, a related person transaction is defined as any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NASDAQ Stock Market. The SEC has established specific due dates for these reports, and we must disclose in this proxy statement any late filings during fiscal year 2016. To our knowledge, based solely on our review of the copies of Section 16(a) forms required to be furnished to us with respect to fiscal year 2016 and any written representations that no other reports were required, all of these reports were timely filed during fiscal year 2016 except for one late filing on Form 4, each with respect to a single transaction, for each of Paul F. Folino and Frederick C. Goerner.
Delivery of Documents to Stockholders Sharing an Address

In accordance with the rules of the SEC, we are delivering only one Notice or, if applicable, one proxy statement and annual report to multiple stockholders that share the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you are a stockholder at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials, or if you desire to notify us that you wish to receive a separate copy of the proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to Investor Relations, Microsemi Corporation, One Enterprise, Aliso Viejo, California 92656, (949) 380-6100.
If a broker, bank, trustee or other nominee holds your Microsemi shares, please contact your broker, bank, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, or wish to receive multiple copies by revoking your consent to householding.

Microsemi Corporation	59

Additional Information

Annual Report

Our Annual Report on Form 10-K for fiscal year 2016 has been mailed or otherwise provided to stockholders concurrently with this proxy statement. We will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2016 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:
Investor Relations
Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656
This proxy statement and our Annual Report on Form 10-K are also available at our website at http://www.microsemi.com or at the SEC's website at http://www.sec.gov.

Microsemi Corporation	60

Additional Information

Other Matters

Our Board of Directors is not aware of any matter, other than the matters set forth herein, which will be presented for action at the Annual Meeting of Stockholders. Should any other matter requiring a vote of the stockholders arise, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote all proxies received on such other matters in accordance with the interests of the Company, in the discretion of the person or persons voting the proxies or consistent with any instructions given to such persons by our Board of Directors, in its discretion. In addition, the enclosed proxy is intended to include discretionary authority to vote for approval of minutes of the prior meeting without ratifying the actions taken at such meeting, the disposition of any matters incident to the conduct of the Annual Meeting of Stockholders, including but not limited to any adjournments or postponements, and, if a bona fide director nominee named herein is unable to serve or for good cause will not serve on the Board, for the election of any other person who may be nominated.
All stockholders are urged to complete, sign, date and promptly return the enclosed proxy card or voting instruction form, if such stockholder received a printed set of proxy materials, or to submit your proxy or voting instructions promptly via Internet or by telephone (if available).

By Order of the Board of Directors,
/s/ John W. Hohener
Aliso Viejo, California	John W. Hohener
December 21, 2016	Secretary

Microsemi Corporation	61

Appendix A

Selected GAAP & Non-GAAP Financial Measures
(in millions, except for percentages and per share amounts)

	Fiscal Year Ended
	October 2, 2016	September 27, 2015
Net sales	$1,655.0	$1,245.6

Selected GAAP Financial Measures
Gross profit	$937.1	$684.3
Gross margin	56.6%	54.9%
Operating income	$53.7	$122.6
Operating margin	3.2%	9.8%
Net income (loss)	$(32.6)	$84.6
Diluted earnings (loss) per share	$(0.31)	$0.88

Selected Non-GAAP Financial Measures (unaudited)
Gross profit	$1,007.3	$706.3
Gross margin	60.9%	56.7%
Operating income	$462.2	$313.6
Operating margin	27.9%	25.2%
Net income	$332.8	$261.3
Diluted earnings per share	$3.05	$2.73

Appendix A

Schedule Reconciling Selected Non-GAAP Financial Measures
(in millions, except for per share amounts)

	Fiscal Year Ended
	October 2, 2016	September 27, 2015
GAAP gross profit	$937.1	$684.3
Manufacturing profit in acquired inventory (1)	66.2	22.0
Inventory write-offs from restructuring activities (2)	4.0	—
Non-GAAP gross profit (unaudited)	$1,007.3	$706.3

GAAP operating income	$53.7	$122.6
Adjustments to GAAP gross profit	70.2	22.0
Restructuring, severance, facilities and other special charges (2)	60.9	16.2
Amortization of intangible assets (3)	161.2	96.5
Stock based compensation (4)	84.8	50.1
Acquisition and divestiture related costs (5)	31.4	6.2
Non-GAAP operating income (unaudited)	$462.2	$313.6

GAAP net income (loss)	$(32.6)	$84.6
Adjustments to GAAP gross profit and operating income	408.5	191.0
Gain on divestitures (5)	(125.5)	—
Credit facility issuance and derivative fair value costs (6)	22.2	1.6
Debt extinguishment charge (6)	78.4	—
Gain from facility sale (2)	—	(3.9)
Fair value change in foreign tax liabilities (7)	2.9	(0.1)
Income tax effect on non-GAAP adjustments (8)	(21.0)	(11.9)
Non-GAAP net income (unaudited)	$332.8	$261.3

GAAP diluted earnings (loss) per share	$(0.31)	$0.88
Effect of non-GAAP adjustments on diluted earnings per share	$3.36	$1.85
Non-GAAP diluted earnings per share (unaudited)	$3.05	$2.73

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	109.3	95.9

Operating cash flow	$274.6	269.4
Payments for capital expenditures (9)	(48.8)	(44.1)
Free cash flow (9)	$225.8	$225.3

Operating cash flow	$274.6	$269.4
Payments for restructuring, severance, facilities and other special charges (2 and 9)	36.2	19.5
Tax deposit (8 and 9)	6.4	—
Payments for acquisition and divestiture related costs (5 and 9)	22.9	16.1
Payments for debt extinguishment charge (6 and 9)	61.3	—
Net Cash Flow (9)	$401.4	$305.0

Appendix A

Notes on Non-GAAP Financial Measures

To supplement the consolidated financial results prepared in accordance with GAAP, the Company's financial performance highlights include non-GAAP financial measures which are adjusted for the items listed in the footnotes below. Management reports the following non-GAAP financial measures:

•	non-GAAP gross profit and gross margin;

•	non-GAAP operating income and operating margin;

•	non-GAAP net income and diluted earnings per share; and

•	free cash flow.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies' financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Management believes it is useful to provide these non-GAAP financial measures and a reconciliation to comparable GAAP financial measures as we believe they enhance an investor's overall understanding of our financial performance and future prospects by being more reflective of our core operational activities and more comparable with our results over various periods. By disclosing non-GAAP financial measures, management intends to provide investors with an alternate measure to evaluate and compare Microsemi's operating results and trends for the periods presented. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. The items reconciling non-GAAP financial measures to GAAP financial measures and additional comments and the usefulness of each item are set forth below:

(1)
Manufacturing profit in acquired inventory results from purchase accounting entries to increase the value of inventory acquired to its fair value. As the acquired inventory is sold, the associated manufacturing profit in acquired inventory increases cost of goods sold and reduces gross profit. Management believes it is useful to exclude manufacturing profit in acquired inventory as it does not reflect continuing operations of acquired entities and to facilitate comparability of gross profit between periods. In addition, management excludes the impact of manufacturing profit in acquired inventory in internal measurements of gross profit.

(2)
In Microsemi’s effort to streamline our product lines and strategic focus, as well as integrate product lines from acquisitions, we have periodically exited or deemphasized several areas which has improved operating expense from various cost reductions. We periodically evaluate the profitability of our various offerings. Should the actual or expected profitability fall below an acceptable threshold, we may decide to stop offering a product, in part to reallocate manufacturing, operations, engineering, sales and support resources to products we expect to generate greater returns. We believe that for many of these products, market dynamics dictate that price is the primary differentiator rather than our value-added core competencies of power, reliability, security and performance.

Restructuring, severance, facilities and other special charges consist of severance and other costs related to the consolidation of operations and strategic discontinuation of products. Other special charges also include gains or losses on litigation, net of settlement costs, primarily related to acquisition-related matters. In addition, payments related to these charges are added back to operating cash flows to arrive at our net cash flows as defined in (9) below.
Related to the streamlining of our operations, we also recorded charges and gains related to facility consolidation and equipment on both leased and owned properties and engineering equipment for development projects we are no longer pursuing. Facilities consisted of manufacturing sites, as well as sales, engineering and administrative space.
As the operations and products referred to above are not expected to have a continuing contribution to operations or they are expected to have a diminishing contribution during the transition phase, management believes excluding such items from Microsemi's operations is useful to investors as it provides a means of evaluating Microsemi's on-going operations. Management believes that utilizing non-GAAP financial measures that exclude these items is useful in providing an alternate measure to evaluate core operating activities and management excludes these items in its evaluation of operations and for strategic decision making, forecasting future results and evaluating current performance.

Appendix A

(3)
Amortization of acquisition related intangible assets is excluded from internal analysis of Microsemi's operations and management does not view this non-cash expense as reflective of the business' current performance. Management believes that utilizing non-GAAP financial measures that exclude this non-cash item is useful in providing an alternate measure that excludes the variability caused by purchase accounting factors.

(4)
Stock based compensation is excluded by management when evaluating operating activities and for strategic decision making, forecasting future results and evaluating current performance. Management believes that utilizing non-GAAP financial measures that exclude this non-cash item is useful in providing an alternate measure that excludes the variability caused by different methodologies and subjective assumptions used in the valuation of equity awards across different companies.

(5)
In accordance with business combination and other relevant accounting guidance, we expense acquisition and divestiture costs as incurred and recognize gains on divestitures upon consummation of the transaction. During the third quarter of 2016, we completed two divestitures and recognized a gain of $125.5 million. Management excludes these expenses and gains when evaluating operating activities and for strategic decision making, forecasting future results and evaluating current performance. Management believes that utilizing non-GAAP financial measures that exclude this item is useful in providing an alternate measure that excludes the variability caused by purchase accounting factors. In addition, payments related to acquisition and divestiture costs are added back to operating cash flows to arrive at our net cash flows as defined in (9) below.

(6)
Credit facility issuance and extinguishment costs have been excluded as they are discrete charges we incurred to issue our credit facility. Management excludes these expenses from internal measurements of credit facility interest rates and in evaluating current performance. Management believes that utilizing non-GAAP financial measures that exclude these items is useful in providing an alternate measure that is reflective of the ongoing characteristics of the amended credit facility. Changes in the fair value of interest rate swaps are non-cash amounts that management excludes from internal measurements and from forecasting future results. We entered into interest rate swaps as a cash flow hedge on our variable rate term loan, but as these swaps did not qualify for hedge accounting, we record gains and losses for the change in fair value. Management excludes these gains and losses from internal measurements and in evaluating current performance. Management believes that utilizing non-GAAP financial measures that exclude these items is useful in providing an alternate measure that excludes these non-cash fair value adjustments that do not reflect ongoing operations. In addition, payments related to extinguishment costs are added back to operating cash flows to arrive at our net cash flows as defined in (9) below.

(7)
These amounts represent the foreign exchange effect on non-current foreign tax liabilities recorded for possible assessments by tax authorities. Changes in foreign exchange rates are a non-cash impact to these liabilities that management excludes from internal measurements and from forecasting future results and are not viewed by management as being reflective of the business' ongoing tax position.

(8)
The tax effect of non-GAAP adjustments represents the difference in the provision for income taxes that resulted from non-GAAP adjustments to pretax income and also certain acquisition related and nondeductible stock based compensation items, and non-cash valuation allowance charges and releases related to deferred tax assets. These amounts are excluded as non-GAAP adjustments as the restructuring activities and acquisitions are not viewed by management as being reflective of the business' ongoing tax position. In addition, the tax deposit made to the Canada Revenue Agency related to the current examination of income tax returns assumed from the PMC-Sierra acquisition for tax years 2007 through 2014 was added back to operating cash flows to arrive at our net cash flows as defined in (9) below.

(9)
Free cash flow and Net Cash Flow are non-GAAP financial measures. Free cash flow is defined as operating cash flow less cash paid for capital expenditures. Net cash flow is defined as operating cash flow plus cash paid for acquisition and divestiture related costs, tax deposit, restructuring, severance, facilities and other special charges. We consider free cash flow and net cash flow to be liquidity measures which provide useful information to management and investors about the amount of cash generated by the business after our capital expenditures and after our acquisition and divestiture related expenditures, debt extinguishment, restructuring, severance, facilities and other special charges, which can then be used for strategic opportunities including, among others, investing in Microsemi’s business, making strategic acquisitions, reducing debt principal and strengthening the balance sheet. Management uses free cash flow as a supplemental measure to the net change in cash and cash

Appendix A

equivalents as presented in Microsemi’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Microsemi
Power Matters.™

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting of Stockholders Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all director nominees and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - James J. Peterson	☐	☐	☐	02 - Dennis R. Leibel	☐	☐	☐	03 - Kimberly E. Alexy	☐	☐	☐
04 - Thomas R. Anderson	☐	☐	☐	05 - William E. Bendush	☐	☐	☐	06 - Paul F. Folino	☐	☐	☐
07 - William L. Healey	☐	☐	☐	08 - Matthew E. Massengill	☐	☐	☐				

	For	Against	Abstain		For	Against	Abstain
2. Advisory Vote on Executive Compensation	☐	☐	☐	3. Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

+

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1UPX 2992192 +

02H3MA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Microsemi
Power Matters.™

Proxy — Microsemi Corporation

Notice of Annual Meeting of Stockholders

One Enterprise, Aliso Viejo, California 92656
Proxy Solicited by Board of Directors for Annual Meeting – February 14, 2017

The undersigned hereby appoints James J. Peterson and John W. Hohener, and each of them, as Proxies, each with the power of substitution, and hereby authorizes either of them to represent and vote the shares of Microsemi Corporation held by the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Microsemi Corporation to be held on February 14, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If no such directions are indicated, this proxy will be voted FOR all director nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)